Exhibit 10.1

Published Deal CUSIP: 72765VAD7

Revolving Facility CUSIP: 72765VAE5

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

PLATINUM UNDERWRITERS HOLDINGS, LTD.,

The SUBSIDIARY CREDIT PARTIES Party Hereto,

The LENDERS Party Hereto,

ING BANK N.V.,

NATIONAL AUSTRALIA BANK LIMITED,

as Documentation Agents,

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

$300,000,000 Senior Credit Facility

WELLS FARGO SECURITIES, LLC and

U.S. BANK NATIONAL ASSOCIATION

Joint Lead Arrangers and Joint Bookrunners

Dated as of April 9, 2014

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(continued)

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(continued)

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(continued)

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(continued)

		Page

Section 12.3	Discharge of Guarantors’ Obligations; Reinstatement in Certain Circumstances	114
Section 12.4	Waiver by the Guarantors	114
Section 12.5	Subrogation	114
Section 12.6	Stay of Acceleration	115
Section 12.7	Continuing Guaranty; Assignments	115

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C-1	Form of Syndicated Letter of Credit
Exhibit C-2	Form of Participated Letter of Credit
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Security Agreement
Exhibit G-1	Form of Opinion of Sidley Austin LLP
Exhibit G-2	Form of Opinion of Conyers, Dill & Pearman Limited
Exhibit G-3	Form of Opinion of Funk & Bolton, P.A.
Exhibit H	Form of Borrowing Base Report
Exhibit I	Form of Existing Lender Agreements
Exhibit J-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Certificate (For Non–U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Certificate (For Non–U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	Borrowing Base
Schedule 3.3	Existing Letters of Credit
Schedule 5.4	Licenses
Schedule 5.6	Unresolved Tax Claims
Schedule 5.7	Subsidiaries
Schedule 8.2	Indebtedness
Schedule 8.3	Liens

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 9, 2014, is made among PLATINUM UNDERWRITERS HOLDINGS, LTD., an exempted company incorporated in Bermuda (“Platinum Holdings”), the Subsidiary Credit Parties (as hereinafter defined), the Lenders (as hereinafter defined), ING BANK N.V. and NATIONAL AUSTRALIA BANK LIMITED, as Documentation Agents (in such capacity, the “Documentation Agents”), U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, the “Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent (as hereinafter defined) for the Lenders.

RECITALS

Platinum Holdings, the Subsidiary Credit Parties, certain other lenders and Wells Fargo (as successor by merger to Wachovia Bank, National Association), as administrative agent, are parties to a certain Second Amended and Restated Credit Agreement, dated as of June 24, 2011 (the “Existing Credit Agreement”).

The parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, it being the intention of the Credit Parties (as hereinafter defined), the Lenders and the Administrative Agent that this Agreement (as hereinafter defined) and the Credit Documents executed in connection herewith shall not effect the novation of the obligations of the Credit Parties thereunder but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter.

The letters of credit outstanding immediately prior to the Restatement Effective Date pursuant to the Existing Credit Agreement shall be deemed to be issued and outstanding hereunder as Existing Letters of Credit for all purposes hereof and of the Credit Documents after giving effect to the Restatement Effective Date.

The Lenders are willing to make available to the Credit Parties the credit facility provided for herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

“Account Control Agreements” means, collectively, each control agreement among a Custodian, the Administrative Agent and (respectively) each of the Credit Parties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Account Designation Letter” means a letter from any Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of such Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which such Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Account Party” means any of Platinum Bermuda and Platinum US, as the context may require, and “Account Parties” means both of them.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which Platinum Holdings directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as purchase price by Platinum Holdings and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock of Platinum Holdings issued or given as purchase price in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by Platinum Holdings and its Subsidiaries in connection with such Acquisition, (iv) the maximum amount of any earnout obligations or similar deferred or contingent purchase price obligations of Platinum Holdings or any of its Subsidiaries payable in connection with such Acquisition, as determined in good faith by Platinum Holdings, (v) all amounts paid in respect of noncompetition agreements, consulting agreements and similar arrangements entered into in connection with such Acquisition and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by Platinum Holdings and its Subsidiaries in connection with such Acquisition.

“Additional Lender” has the meaning given to such term in Section 2.19(a).

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus 0.75%.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 10.1, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent, any Fronting Bank nor any Lender shall be deemed an “Affiliate” of any Credit Party.

“Aggregate Credit Exposure” means, with respect to any Lender at any time, the Dollar Amount of the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time plus (ii) such Lender’s Letter of Credit Exposure at such time.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Annual Statement” means, with respect to any Insurance Subsidiary for any Fiscal Year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their respective Subsidiaries concerning or relating to bribery or corruption.

“Applicable Currency” means (i) in the case of Loans, Dollars, and (ii) in the case of Letters of Credit, Dollars or the Foreign Currency in which the Stated Amount of such Letter of Credit is denominated.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, and U.S. Bank National Association.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of any Credit Party, any officer of such Credit Party duly authorized by resolution of the board of directors or other governing body of such Credit Party to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.

“Availability Period” means the period from and including the Restatement Effective Date to and including the Commitment Termination Date.

“Bankruptcy Code” means 11 U.S.C. §§101 et seq. and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 9.1(f) or 9.1(g).

“Base Rate” means, at any time, the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime commercial lending rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of one month plus 1.0%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Base Rate.

“Borrower” means any of Platinum Holdings, Platinum Finance, Platinum Bermuda, and Platinum US, as the context may require, and “Borrowers” means all of the foregoing.

“Borrowing” means the incurrence by a Borrower on a single date of a group of Loans pursuant to Section 2.2 of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, with respect to each Credit Party for any Business Day as of which it is being calculated, the aggregate amount equal to the sum of (i) the Fair Market Value (or, as to cash, the amount thereof) of Eligible Collateral held in a Custodial Account of such Credit Party multiplied by the Eligible Percentage for such Eligible Collateral as set forth on Schedule 1.1(b) and (ii) any cash collateral posted by such Credit Party that secures, to the reasonable satisfaction of any Fronting Bank and the Administrative Agent, the obligations of such Fronting Bank in respect of its undertakings to front for a Non-NAIC Lender pursuant to Section 3.1(i), in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two Business Days prior to the Business Day as of which any Borrowing Base is being calculated; provided that the calculation of each Borrowing Base shall be further subject to the terms and conditions set forth on Schedule 1.1(b); provided further that (i) no Eligible Collateral (including cash) shall be included in the calculation of any Borrowing Base unless the Administrative Agent has a first priority perfected Lien on and security interest in such Eligible Collateral pursuant to the Security Documents, (ii) no Eligible Collateral which is subject to a securities lending arrangement shall be included in a Borrowing Base and (iii) no Eligible Collateral (other than cash) shall be included in the calculation of Borrowing Base unless it is listed on a national securities exchange or freely tradeable at readily established prices in over-the-counter transactions.

“Borrowing Base Report” has the meaning specified in Section 6.11(c).

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina, New York, New York or Bermuda are authorized or required by law to be closed, (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in the London interbank Eurodollar market, (iii) if such day relates to the issuance or payment under any Letter of Credit denominated in Pounds Sterling (or any notice with respect thereto), that is also a day on which commercial banks and the foreign exchange market settle payments in London, England, (iv) if such day relates to the issuance or payment under any Letter of Credit denominated in Euro (or any notice with respect thereto), that is also a TARGET Day and/or (v) if such day relates to the issuance or payment under any Letter of Credit denominated in Canadian Dollars, that is also a day on which banks are open for dealings in deposits in Canadian Dollars in Toronto, Canada.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” has the meaning given to such term in Section 3.9.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or a Fronting Bank (as applicable) and the Lenders, as collateral for the Letter of Credit Exposure or obligations of any Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances. “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.

“Catastrophe Bonds” means (i) any note, bond or other debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (ii) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by Platinum Holdings or any of its Subsidiaries for the sole purpose of investing in Indebtedness of the type described in clause (i), which, in the case of Catastrophe Bonds purchased by Platinum Holdings or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

“Catastrophe Losses” means any losses recognized by Platinum Holdings or any of its Subsidiaries under the terms of any Catastrophe Bonds, Reinsurance Agreements or other similar arrangements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) to the extent not included in clause (y), the CDR IV Directive (Directive 2013/36/EU) and the Capital Requirements Regulation (Regulation 575/2013) and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” has the meaning given to such term in the definition of “Environmental Claims.”

“Code” means the Internal Revenue Code of 1986 and any successor statute and all rules and regulations from time to time promulgated thereunder.

“Collateral” has the meaning given to such term in the Security Agreement.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans and to Issue and/or participate in Letters of Credit in an aggregate principal Dollar Amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment,” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(d) as such Lender’s “Commitment,” in either case as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.

“Commitment Fee” has the meaning given to such term in Section 2.9(b).

“Commitment Increase” has the meaning given to such term in Section 2.19(a).

“Commitment Increase Date” has the meaning given to such term in Section 2.19(c).

“Commitment Termination Date” means the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or 9.2.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit D, together with a Covenant Compliance Worksheet.

“Consolidated Indebtedness” means, at any time, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the balance sheet of Platinum Holdings or any of its Subsidiaries) of Platinum Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding the effects of Accounting Standards Codification 810 released by the FASB), and for the avoidance of doubt (i) shall include the obligations of Platinum Holdings or its Subsidiaries under any Hybrid Equity Securities if the total book value of such Hybrid Equity Securities (excluding the effects of Accounting Standards Codification 810 released by the FASB) exceeds 15% of Total Capitalization but only to the extent of such excess and (ii) shall not include (A) the stated amount of any letters of credit issued for the account of any Account Party in the ordinary course of its business to the extent such letters of credit are undrawn and secured by Eligible Collateral or a Permitted Lien and (B) intercompany Indebtedness.

“Consolidated Net Income” means, for any period, net income (or loss) available to common shareholders for Platinum Holdings and its Subsidiaries for such period and as reflected on the consolidated financial statements of Platinum Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of Platinum Holdings and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of Platinum Holdings and its Subsidiaries (including the total book value of any Hybrid Equity Securities (excluding the effects of Accounting Standards Codification 810 released by the FASB) that in the aggregate represents up to and including 15% of Total Capitalization), excluding (i) accumulated other comprehensive income (loss) (including any such income (loss) arising from adjustments pursuant to Accounting Standards Codification 320 released by the FASB) and (ii) any Disqualified Capital Stock.

“Consolidated Tangible Net Worth” means, as of the date of any determination, the Consolidated Net Worth of Platinum Holdings and its Subsidiaries on such date less the amount of all intangible items included therein, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets, but not including deferred acquisition costs.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have correlative meanings.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit D.

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Fee Letters, the Security Agreement, all of the other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement; but specifically excluding any Hedge Agreement to which Platinum Holdings or any of its Subsidiaries and any Hedge Party are parties.

“Credit Exposure” means, with respect to any Lender at any time, the Dollar Amount of the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time plus (ii) such Lender’s Letter of Credit Exposure at such time.

“Credit Extension” means a Borrowing or the Issuance of any Letter of Credit.

“Credit Party” means an Account Party or a Borrower, and “Credit Parties” means all of the foregoing.

“Currency” means the lawful currency of any country.

“Custodial Account” means each custodial, brokerage or similar account of any Credit Party maintained by a custodian, broker or other securities intermediary as a “securities account” within the meaning of Section 8-501(a) of the Uniform Commercial Code as in effect in the State of New York for such Credit Party as the “entitlement holder” within the meaning of Section 8-102(7) of the Uniform Commercial Code pursuant to a Custodial Agreement, on which (and on the contents of which) a Lien has been granted as security for the Obligations of such Credit Party.

“Custodial Agreement” means each custodial or similar agreement between the Credit Parties (or any of them) and a Custodian, pursuant to which one or more Custodial Accounts are maintained.

“Custodian” means each bank or financial institution reasonably acceptable to the Administrative Agent that maintains a Custodial Account (in its capacity as custodian thereof), in each case including any sub-custodian.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (i) has failed to (A) fund all or any portion of its Ratable Share of any Borrowing, any drawing made on any Syndicated Letter of Credit or any participation interest in any Participated Letter of Credit within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to the Administrative Agent, any Issuing Bank, any Fronting Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified any Credit Party, the Administrative Agent, any Issuing Bank or any Fronting Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or Platinum Holdings, to confirm in writing to the Administrative Agent and Platinum Holdings that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and Platinum Holdings), or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such equity interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to Platinum Holdings, each Issuing Bank, any applicable Fronting Bank and each Lender.

“Designated Person” means any Person listed on a Sanctions List.

“Disqualified Capital Stock” means, with respect to any Person, that portion of any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Final Maturity Date.

“Documentation Agents” has the meaning given to such term in the introductory paragraph of this Agreement.

“Dollar Amount” means (i) with respect to Dollars or an amount denominated in Dollars, such amount, and (ii) with respect to an amount of Foreign Currency or an amount denominated in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined with respect to the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” or “$” means dollars of the United States of America.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (y) the Administrative Agent and the Fronting Banks and (z) unless a Default or Event of Default has occurred and is continuing, Platinum Holdings (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Platinum Holdings or any of its Affiliates or Subsidiaries and (ii) any Non-NAIC Lender, unless such Non-NAIC Lender is approved by (x) the Administrative Agent and the Fronting Banks who have agreed to front for such Non-NAIC Lender, each in its sole discretion, and (y) unless a Default or Event of Default has occurred and is continuing, Platinum Holdings.

“Eligible Collateral” means cash and the other obligations and investments specified on Schedule 1.1(b).

“Eligible Percentage” means, for any category of Eligible Collateral, the percentage set forth opposite such category of Eligible Collateral specified on Schedule 1.1(b) and, in each case, subject to either the original term to maturity criteria or the weighted average life criteria set forth therein.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written notices of noncompliance or violation, investigations or proceedings (collectively, “Claims”) relating in any way to any actual or alleged violation of or liability under any Environmental Law by Platinum Holdings or any of its Subsidiaries in respect of the conduct of their business or the ownership and/or operation of their respective properties, including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any alleged injury or threat of injury to human health or the environment arising from exposure to, or the release or threatened release of, any Hazardous Substances.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with Platinum Holdings or any of its Subsidiaries, is treated as (i) a single employer under Sections 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan and, if Platinum Holdings or an ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by Platinum Holdings or an ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by Platinum Holdings or an ERISA Affiliate of any Withdrawal Liability, or the receipt by Platinum Holdings or an ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by Platinum Holdings or an ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Platinum Holdings or an ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Platinum Holdings or an ERISA Affiliate to enforce Section 515 of ERISA which is not dismissed within 30 days, (vii) the imposition upon Platinum Holdings or an ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of Platinum Holdings or an ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by Platinum Holdings or an ERISA Affiliate.

“Euro” means the single currency of Participating Member States of the European Union.

“Event of Default” has the meaning given to such term in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Fronting Bank or any other Recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (i) any taxes imposed on or measured by its overall net income (however denominated), and any franchise or similar taxes imposed on it (in lieu of net income taxes), in each case, (x) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or in which it otherwise is a tax resident (as such term is defined in the applicable tax treaty or convention) or, in the case of any Lender, in which its applicable Lending Office is located or (y) that are Other Connection Taxes; (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in clause (i); (iii) in the case of any Lender (other than an assignee pursuant to a request by Platinum Holdings under Section 2.18(a)), any withholding tax or deduction of tax that under any law, regulation or double taxation agreement or treaty in force is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office); (iv) any withholding tax or deduction of tax that is attributable to such Recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(g), except to the extent, in the case of clause (iii), that such Foreign Lender (or its assignor, if any) was entitled, immediately before the designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax or deduction of tax pursuant to Section 2.16(a); and (v) any United States federal withholding taxes imposed under FATCA; in each case under clauses (i) through (v) above, Excluded Taxes shall include any interest, additions to tax or penalties applicable thereto.

“Existing Credit Agreement” has the meaning given to such term in the Recitals to this Agreement.

“Existing Lender” means any Person who was a “Tranche 1 Lender” or a “Tranche 2 Lender” under, and as defined in, the Existing Credit Agreement.

“Existing Lender Agreements” means Existing Lender Agreements substantially in the form of Exhibit I.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 3.3 and continued under this Agreement pursuant to Section 3.3.

“Existing Syndicated Letters of Credit” has the meaning given to such term in Section 3.3(b).

“Fair Market Value” means, as to any Eligible Collateral, (i) with respect to any publicly traded security, the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in any nationally recognized financial journal or newspaper), (ii) with respect to cash, the amount thereof, and (iii) with respect to any Eligible Collateral (other than those set forth in clauses (i) and (ii)), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System and any successor thereto.

“Fee Letter” means the letter from the Administrative Agent and Wells Fargo Securities, LLC, to Platinum Holdings, dated March 12, 2014 relating to certain fees payable by Platinum Holdings in respect of the transactions contemplated by this Agreement.

“Final Expiry Date” means the date when the Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been paid or satisfied in full.

“Final Maturity Date” means the first anniversary of the Commitment Termination Date.

“Financial Officer” means, with respect to Platinum Holdings, the chief executive officer, chief financial officer, treasurer or general counsel of Platinum Holdings.

“Financial Strength Rating” means the financial strength rating issued with respect to any Insurance Subsidiary by A.M. Best Company (or its successor).

“Foreign Currency” means (i) Pounds Sterling, (ii) Euros or (iii) Canadian Dollars.

“Foreign Currency Equivalent” means at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Fiscal Quarter” means a fiscal quarter of Platinum Holdings and its Subsidiaries.

“Fiscal Year” means a fiscal year of Platinum Holdings and its Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States of America.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by Platinum Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Platinum Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any political subdivision of the United States of America.

“Fronting Bank” means (i) Wells Fargo in its capacity as issuer of Participated Letters of Credit and, subject to the terms of Section 3.1(i), in its capacity as a fronting bank for ING and for any other Non-NAIC Lender on behalf of which it agrees to Issue Syndicated Letters of Credit in the amounts agreed to by Wells Fargo from time to time in accordance with the Fee Letter, (ii) any other Lender that agrees with Platinum Holdings to Issue Participated Letters of Credit, in its capacity as issuer of such Participated Letters of Credit and (iii) any other Lender that agrees to Issue Syndicated Letters of Credit on behalf of a Non-NAIC Lender, in its capacity as a fronting bank for such Non-NAIC Lender.

“Fronting Exposure” means a Defaulting Lender’s Letter of Credit Exposure to a Fronting Bank with respect to Letters of Credit issued by such Fronting Bank other than such portion of such Defaulting Lender’s Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the FASB, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means Platinum Holdings and Platinum Finance.

“Guaranty” means the undertakings by Platinum Holdings and Platinum Finance under Article XII.

“Guaranty Obligation” means, with respect to any Person, as of any date of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to Platinum Holdings and its Subsidiaries, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or trust arrangements, withheld balances or any other collateral or security arrangements (other than letters of credit) entered into in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange, including any swap agreement.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with Platinum Holdings or any of its Subsidiaries, which Hedge Agreement is required or permitted under this Agreement to be entered into by Platinum Holdings.

“Historical Statutory Statements” has the meaning given to such term in Section 5.11(b).

“Hybrid Equity Securities” means that portion of any class of hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are (i) shown on the consolidated financial statements of Platinum Holdings as liabilities, (ii) accorded equity treatment by Standard & Poor’s and (iii) by their terms (or by the terms of any security into which they are convertible for or which they are exchangeable) or upon the happening of any event or otherwise, do not mature, are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Final Maturity Date.

“Increasing Lender” has the meaning given to such term in Section 2.19(a).

“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money (including any such obligations issued by such Person that qualify as Catastrophe Bonds described in clause (i) of the definition thereof, net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.

“Indemnified Taxes” means Taxes (including Other Taxes) other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 11.1(b).

“ING” means ING Bank N.V.

“Initial Loans” has the meaning given to such term in Section 2.19(d).

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means Platinum Bermuda, Platinum US and any other Subsidiary of Platinum Holdings the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date of the Borrowing of such LIBOR Loan (or the date of any continuation of, or conversion into, such LIBOR Loan), and ending one, two, three or six months (or, if acceptable to all of the Lenders, twelve months) thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than five separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period shall extend beyond the Maturity Date;

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii) no Borrower may select any Interest Period (and consequently, no LIBOR Loans shall be made or continued) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

“Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person or (ii) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other Acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any returns of principal.

“Investment Policy” means the investment policy of Platinum Holdings as in effect on the Restatement Effective Date for the management of its investment portfolio with such revisions thereto as are approved by the Board of Directors of Platinum Holdings from time to time.

“IRS” means the United States Internal Revenue Service.

“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit. The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means, (i) with respect to any Participated Letter of Credit, the applicable Fronting Bank, (ii) with respect to a Syndicated Letter of Credit, the Lenders (and any Fronting Bank on behalf of a Non-NAIC Lender) who have issued such Syndicated Letter of Credit, and (iii) with respect to an Existing Syndicated Letter of Credit, until such Existing Syndicated Letter of Credit shall be amended in accordance with Section 3.3(b), the Existing Lenders who issued such Existing Syndicated Letter of Credit, and (iv) any Eligible Assignee to which a portion of the Commitment hereunder has been assigned pursuant to Section 11.6(b) so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Lending Office (which information shall be recorded by the Administrative Agent in the Register).

“L/C Advance” has the meaning given to such term in Section 3.2(f).

“L/C Disbursement” means (i) with respect to any Participated Letter of Credit, a payment made by the applicable Fronting Bank pursuant thereto, and (ii) with respect to any Syndicated Letter of Credit, a payment made by a Lender (or a Fronting Bank on behalf of a Non-NAIC Lender) pursuant thereto.

“L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit, if the applicable Account Party receives notice from the Administrative Agent of any L/C Disbursement prior to 4:00 p.m., Charlotte time, on any Business Day, such Business Day, and if such notice is received after 4:00 p.m., Charlotte time, on any Business Day, the following Business Day.

“L/C Obligations” means, with respect to any Account Party as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit for the account of such Account Party plus the aggregate of all Reimbursement Obligations of such Account Party, including all L/C Advances.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.18, 2.19 or 11.6(b).

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to Platinum Holdings and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit” means any standby letter of credit Issued hereunder, whether Issued as a Syndicated Letter of Credit or Participated Letter of Credit, and “Letters of Credit” means all of the foregoing.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the Dollar Amount of the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time.

“Letter of Credit Fee” has the meaning given to such term in Section 2.9(c).

“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context may require.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” means:

(i) with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (A) (y) the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) for deposits denominated in Dollars (rounded upward, if necessary, to the nearest 1/16 of one percentage point) (“LIBOR”) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which deposits in Dollars in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market (rounded upward, if necessary, to the nearest 1/16 of one percentage point), in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period, by (B) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period; and

(ii) for any interest rate calculation with respect to a Base Rate Loan, LIBOR on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/16 of one percentage point).

“Licenses” has the meaning given to such term in Section 5.4(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” has the meaning given to such term in Section 2.1.

“Losses” has the meaning given to such term in Section 11.1(b).

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, operations or condition (financial or otherwise) of Platinum Holdings and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform their payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other

Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder; provided that, so long as no violation of any covenant contained in Section 7.1 or 7.2 shall have occurred and be continuing as a result thereof, the occurrence of losses that give rise to or result in Catastrophe Losses alone shall not be deemed to have a Material Adverse Effect.

“Material Insurance Subsidiary” means each Insurance Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means each of (i) each Subsidiary Credit Party, (ii) at the relevant time of determination, any other Subsidiary having (after the elimination of intercompany accounts) (y) in the case of a non-Insurance Subsidiary, (A) assets constituting at least 10% of the total assets of Platinum Holdings and its Subsidiaries on a consolidated basis, (B) revenues for the four Fiscal Quarters most recently ended constituting at least 10% of the total revenues of Platinum Holdings and its Subsidiaries on a consolidated basis or (C) Net Income for the four Fiscal Quarters most recently ended constituting at least 10% of the Consolidated Net Income of Platinum Holdings and its Subsidiaries, in each case determined in accordance with GAAP as of the date of the GAAP financial statements most recently delivered under Section 6.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.1, as of the date of the most recent financial statements referred to in Section 5.11(a)), or (z) in the case of an Insurance Subsidiary, (A) assets constituting at least 10% of the aggregate assets of all of the Insurance Subsidiaries of Platinum Holdings or (B) gross written premiums for the four Fiscal Quarters most recently ended (or, if not readily available, the Fiscal Year most recently ended) constituting at least 10% of the aggregate gross written premiums (without duplication) of all of the Insurance Subsidiaries of Platinum Holdings, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 6.2 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.2, as of the date of the most recent financial statements referred to in Section 5.11(b)), and (iii) any Subsidiary that has any of the foregoing as a Subsidiary.

“Maturity Date” means April 9, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Platinum Holdings or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Income” means, with respect to any Person for any period, the net income (or loss) available to common shareholders, after extraordinary items, taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.

“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Credit Document that (i) requires the approval of each Lender or each Lender directly affected thereby and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-NAIC Lender” means a Lender that is not listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and is not acting through the branch so listed.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means, with respect to any Lender requesting the same, the promissory note of each Borrower in favor of such Lender evidencing the Loans made by such Lender to such Borrower pursuant to Section 2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.10(b).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable Debtor Relief Law, specifically including the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, any Lender, any Fronting Bank or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient or payment to be made by or on account of any obligation of any Credit Party hereunder, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by Platinum Holdings under Section 2.18(a)).

“Over-Advance” has the meaning given to such term in Section 2.6(b).

“Participant” has the meaning given to such term in Section 11.6(e).

“Participant Register” has the meaning given to such term in Section 11.6(e).

“Participated Letter of Credit Notice” has the meaning given to such term in Section 3.2(b).

“Participated Letters of Credit” means (i) Letters of Credit issued by any Fronting Bank under Section 3.2(a) and (ii) any Existing Letter of Credit designated as a Participated Letter of Credit on Schedule 3.3.

“Participated Reimbursement Obligation” has the meaning given to such term in Section 3.2(e).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Credit Parties for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Percentage Obligations” has the meaning given to such term in Exhibit C-1.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.6; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation, unemployment, old-age pensions, retirement benefits laws or similar legislation or to secure public or statutory obligations; (iv) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (v) Liens arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements (including letters of credit) incurred in connection with reinsurance obligations in the ordinary course of business or capital support agreements or any other agreements by Platinum Holdings or Platinum Finance in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by Platinum Holdings or Platinum Finance guaranteeing the obligations of any Insurance Subsidiary under reinsurance agreements entered into in the ordinary course of business; (vi) lease deposits; (vii) Liens securing obligations owed by Platinum Holdings to any of its Subsidiaries or owed by any Subsidiary to Platinum Holdings or any Subsidiary, in each case solely to the extent that such Liens are required or imposed under applicable Requirements of Law for such Person to maintain such obligation; (viii) Liens in respect of any judgments, writs or warrants of attachments, executions or similar processes not constituting an Event of Default under Section 9.1(h); (ix) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements; and (x) Liens of Custodians on the Custodial Accounts permitted by the Account Control Agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Platinum Holdings or any ERISA Affiliate may have any liability.

“Platform” has the meaning given to such term in Section 11.4(b).

“Platinum Bermuda” means Platinum Underwriters Bermuda, Ltd., an exempted company incorporated in Bermuda.

“Platinum Finance” means Platinum Underwriters Finance, Inc., a company incorporated in the state of Delaware.

“Platinum Holdings” has the meaning given to such term in the introductory paragraph of this Agreement.

“Platinum US” means Platinum Underwriters Reinsurance, Inc., a company incorporated in the State of Maryland.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Preferred Securities” means, with respect to any Person, any Capital Stock of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common stock or any other class of such Person.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Credit Party, in whole or in part.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Code.

“Quarterly Statement” means, with respect to any Insurance Subsidiary for any Fiscal Quarter, the financial statements of such Insurance Subsidiary for such Fiscal Quarter as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Ratable Share” means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the Total Commitments then in effect; provided that if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s Commitment as in effect immediately prior thereto by the Total Commitments in effect immediately prior to the Commitment Termination Date (but also giving effect to any subsequent assignments).

“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank, as applicable.

“Register” has the meaning given to such term in Section 11.6(d).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligations” means the obligation of the applicable Account Party to reimburse the applicable Issuing Banks for any payment made by such Issuing Banks under any Letter of Credit, together with interest thereon payable as provided herein.

“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, the Lenders whose Commitments (or, after the termination of the Commitments, Credit Exposures) represent at least a majority of the aggregate, at such time, of the Total Commitments (or, after the termination of the Total Commitments, the Aggregate Credit Exposure); provided that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, any executive officer or any other Financial Officer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Restatement Effective Date” has the meaning given to such term in Section 4.1.

“Revaluation Date” means each of the following: (i) each date on which a Foreign Currency Letter of Credit is Issued, (ii) each date on which an L/C Disbursement is made in a Foreign Currency, (iii) the last Business Day of each calendar month, (iv) the Commitment Termination Date and (v) such additional dates as the Administrative Agent shall specify or any Fronting Bank shall request.

“Revolving Loan Sublimit” means $100,000,000, or, if less, the Total Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government and administered by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, and (ii) economic or financial sanctions imposed, administered or enforced from time to time by the United States State Department, the United States Department of Commerce or the United States Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated Persons held by the US government and administered by OFAC, the United States State Department, the United States Department of Commerce or the United States Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.

“Security Agreement” means each Security Agreement made by a Credit Party in favor of the Administrative Agent, in substantially the form of Exhibit F.

“Security Documents” means (i) each Security Agreement, (ii) each Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.12 and (iv) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in the foregoing clauses (i), (ii) and (iii).

“Spot Rate” means, with respect to any Foreign Currency, the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m., London time, on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsequent Borrowing” has the meaning given to such term in Section 2.19(d).

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Platinum Holdings.

“Subsidiary Credit Party” means any of Platinum Finance, Platinum Bermuda or Platinum US, as the context may require, and “Subsidiary Credit Parties” means all of the foregoing.

“Syndicated L/C Participant” has the meaning given to such term in Section 3.3(b).

“Syndicated Letter of Credit Notice” has the meaning given to such term in Section 3.1(b).

“Syndicated Letters of Credit” means (i) Letters of Credit issued under Section 3.1(a) and (ii) any Existing Letter of Credit designated as a Syndicated Letter of Credit on Schedule 3.3.

“Syndicated Reimbursement Obligation” has the meaning given to such term in Section 3.1(f).

“Syndication Agent” has the meaning given to such term in the introductory paragraph of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) which utilizes a single shared platform and which was launched on 19 November 2007 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, as of any date, the sum of (i) Consolidated Net Worth as of such date plus (ii) Consolidated Indebtedness as of such date.

“Total Commitments” means the sum of Commitments of all Lenders.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Type” has the meaning given to such term in Section 2.2(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.15(g).

“Unutilized Commitment” means, at any time for each Lender, such Lender’s Commitment less the sum of (i) the outstanding principal amount of Loans made by such Lender plus (ii) such Lender’s Letter of Credit Exposure.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding in the case of a Foreign Subsidiary only, any directors’ qualifying shares and shares required to be held by foreign nationals) is owned, directly or indirectly, by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2 Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if Platinum Holdings notifies the Administrative Agent that the Credit Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Credit Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any election or requirement to measure any financial liability using fair value shall be disregarded.

Section 1.3 Other Terms; Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference herein to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All references herein to the Lenders or any of them shall be deemed to include the Fronting Banks and all references in Article III to the Lenders shall include the Fronting Banks if the context includes Participated Letters of Credit or a Non-NAIC Lender), all unless specifically provided otherwise or unless the context otherwise requires.

Section 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Letters of Credit denominated in a Foreign Currency and other amounts outstanding under this Agreement denominated in a Foreign Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any Currency for purposes of this Agreement and the other Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement, in connection with any Letter of Credit denominated in a Foreign Currency, an amount, such as a required minimum Stated Amount, is expressed in Dollars, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded as nearly as practicable to the nearest number of whole units of such Foreign Currency), as determined by the Administrative Agent.

(c) Determinations by the Administrative Agent pursuant to this Section 1.4 shall be conclusive absent manifest error.

Section 1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of Platinum US or Platinum Bermuda under this Agreement or any other Credit Document to which it is a party to make a payment denominated in Pounds Sterling shall be redenominated into Euros in the event that and at such time as Great Britain adopts the Euro as its lawful currency after the date hereof. If the basis of accrual of interest expressed in this Agreement in respect of Pounds Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which Great Britain adopts the Euro as its lawful currency.

(b) This Agreement will, to the extent the Administrative Agent (acting reasonably after consultation with Platinum US or Platinum Bermuda) determines to be necessary, be amended to comply with any other generally accepted conventions and market practices in the London interbank market and otherwise to reflect the adoption of the Euro by Great Britain.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.

Section 1.6 Interest Rates. If at any time any interest rate quoted or otherwise made available from time to time under this Agreement in respect of any Currency is no longer available generally, as determined by the Administrative Agent, then the Administrative Agent (after consultation with Platinum Holdings) may, by written notice to the Lenders and Platinum Holdings, substitute such unavailable interest rate with another published interest rate that adequately reflects the all-in-cost of funds denominated in such currency to the Administrative Agent.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

Section 2.1 Commitments. Upon and subject to the terms and conditions hereof, (i) each Lender hereby agrees from time to time on any Business Day during the Availability Period to Issue Syndicated Letters of Credit for the account of any Account Party, subject to the terms and conditions of Article III; (ii) each Fronting Bank, upon the request of any Account Party, hereby agrees from time to time on any Business Day during the Availability Period to Issue Participated Letters of Credit for the account of any Account Party and each Lender hereby agrees to purchase participations in the obligations of such Fronting Bank under such Participated Letters of Credit, subject to the terms and conditions of Article III; (iii) Wells Fargo, in its capacity as a Fronting Bank, hereby agrees from time to time on any Business Day during the Availability Period to Issue the Ratable Share of ING of any Syndicated Letter of Credit (and ING hereby agrees to purchase participations in the obligations of Wells Fargo in such capacity in the amount of its Ratable Share of such Letter of Credit); and (iv) each Lender hereby agrees to make loans (each, a “Loan”, and collectively, the “Loans”) to one or more of the Borrowers from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Commitment Termination Date; provided that (A) no Lender shall be obligated to make or participate in any Credit Extension if, immediately after giving effect thereto, (v) the Credit Exposure of any Lender would exceed its Commitment at such time, (w) the Aggregate Credit Exposure would exceed the Total Commitments at such time, (x) the Aggregate Credit Exposure attributable to the Credit Party requesting the Credit Extension exceeds the Borrowing Base of such Credit Party at such time, (y) with respect to the Issuance of Letters of Credit, the applicable conditions in Section 3.4 are not met or (z) in the case of any Loans, the aggregate outstanding principal amount of the Loans would exceed the Revolving Loan Sublimit; and (B) no Fronting Bank shall be obligated to Issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Fronting Bank has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to such Fronting Bank (in its sole discretion) with the applicable Account Party or such Defaulting Lender to eliminate such Fronting Bank’s Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to such Defaulting Lender. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans, and the Account Parties may obtain Letters of Credit on a revolving basis to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

Section 2.2 Borrowings.

(a) The Loans shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan); provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

(b) In order to make a Borrowing, the applicable Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day of each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (x) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (y) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (z) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) each Borrowing of Base Rate Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each Borrowing of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Commitments);

(ii) if the applicable Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and

(iii) if the applicable Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.

(c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Ratable Share of such requested Borrowing as its Loan or Loans. As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent in accordance with Section 2.3(a).

Section 2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of such Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Any Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Share available on such date in accordance with Section 2.2 and may (but shall not be so required to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the Base Rate. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its Ratable Share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

(d) The obligations of the Lenders hereunder to make Loans, to make L/C Disbursements in respect of Syndicated Letters of Credit, to fund participations in Participated Letters of Credit and to make payments pursuant to Section 11.1 are several and not joint. The failure of any Lender to make any such Loan, to make any such L/C Disbursement, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, to make its L/C Disbursement, purchase its participation or to make any such payment required hereunder.

Section 2.4 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the applicable Lending Office of such Lender resulting from the Credit Extensions made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan, (iv) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from any Account Party to each Lender and (v) the amount of any sum received by the Administrative Agent hereunder from the applicable Credit Party and each Lender’s Ratable Share thereof.

(c) The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Credit Party therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower or Account Party to repay (with applicable interest) the Obligations of such Borrower or Account Party under this Agreement.

(d) The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of Exhibit A, executed by each Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

Section 2.5 Termination and Reduction of Commitments.

(a) The Total Commitments shall be automatically and permanently terminated on the Commitment Termination Date.

(b) At any time and from time to time after the date hereof, upon not less than three Business Days’ prior written notice to the Administrative Agent, Platinum Holdings may terminate in whole or reduce in part the aggregate Unutilized Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof, and applied ratably among the Lenders according to their respective Commitments. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.5(b) that has the effect of reducing the Total Commitments to an amount less than the Revolving Loan Sublimit at such time shall automatically reduce the Revolving Loan Sublimit to an amount equal to the Total Commitments (as so reduced) without any further action.

(c) All fees accrued in respect of the Unutilized Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.

Section 2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions hereof, each Borrower shall repay to the Lenders on the Maturity Date the aggregate outstanding principal amount of all Loans made to such Borrower.

(b) In the event that, at any time, the Aggregate Credit Exposure shall exceed 105% (or, if denominated solely in Dollars, 100%) of the Total Commitments at such time (after giving effect to any concurrent termination or reduction thereof) (such excess amount, an “Over-Advance”), each Borrower will immediately prepay the outstanding principal amount of Loans made to it in its pro rata portion of the Over-Advance; provided that, to the extent an Over-Advance is greater than the aggregate principal amount of Loans outstanding immediately prior to the application of such prepayment, each Account Party shall immediately pay or deliver to the Administrative Agent Cash Collateral in an aggregate amount equal to its pro rata portion of the remaining Over-Advance, with any such Cash Collateral retained by the Administrative Agent and held in such Account Party’s Cash Collateral Account as cover for the aggregate Letter of Credit Exposure of such Account Party, as more particularly described in Section 3.9, and thereupon such Cash Collateral shall be deemed to reduce the Aggregate Credit Exposure by an equivalent Dollar Amount.

(c) Subject to the provisions of Section 3.9(a), in the event that, at any time, the aggregate Loans and L/C Obligations of any Credit Party exceeds the Borrowing Base of such Credit Party at such time, such Credit Party shall immediately deposit into a Custodial Account Eligible Collateral or prepay its Loans or reduce its L/C Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

Section 2.7 Voluntary Prepayments.

(a) At any time and from time to time, each Borrower may prepay its Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section 2.7(a), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b) Each prepayment of Loans made pursuant to this Section 2.7 shall be applied among the Lenders in accordance with their respective Ratable Share.

Section 2.8 Interest.

(a) Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b) Upon the occurrence and during the continuance of any Default and/or Event of Default under Section 9.1(a), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans, all Reimbursement Obligations (to the extent not already bearing an additional 2% per annum pursuant to Section 3.6) and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief under any Debtor Relief Law.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows (other than with respect to any L/C Disbursement under Section 3.6):

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or 2.7, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Total Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or 2.7, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in the definition of “Interest Period”) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on the date occurring three months after the first day of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the applicable Borrower or the Lenders with any such notice shall neither affect any obligations of such Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to any Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

Section 2.9 Fees. Platinum Holdings agrees to pay, on behalf of itself and the other Credit Parties,

(a) To Wells Fargo Securities, LLC and Wells Fargo, in its capacity as both a Fronting Bank and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter;

(b) To the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate equal to 0.125% of such Lender’s Ratable Share of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date through the Commitment Termination Date, and (ii) on the Commitment Termination Date;

(c) To the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to 0.50% of such Lender’s Ratable Share of the average daily aggregate Stated Amount of such Letters of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Restatement Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date; and

(d) To the Administrative Agent and the Fronting Banks, each for its own account, with respect to the Issuance of each Letter of Credit hereunder, such reasonable fees and expenses as the Administrative Agent or such Fronting Bank, as the case may be, customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

Section 2.10 Conversions and Continuations.

(a) Each Borrower may elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall be in a principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of, LIBOR Loans shall be in a principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.15(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the respective Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b) Each Borrower must give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given substantially in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that any Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any of its outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then-current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event that any Borrower shall have failed to specify in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, its LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month.

Section 2.11 Method of Payments; Computations; Apportionment of Payments.

(a) All payments by the Credit Parties hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to any Fronting Bank, the Administrative Agent or the Lenders) at the Payment Office, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in the definition of “Interest Period” are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each appropriate Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the appropriate Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent or a Fronting Bank, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent or such Fronting Bank, as the case may be, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

The Administrative Agent will distribute to the appropriate Fronting Bank like amounts relating to payments made to the Administrative Agent for the account of such Fronting Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the appropriate Lenders or the appropriate Fronting Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the appropriate Fronting Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the appropriate Lenders or the appropriate Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Fronting Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under clauses (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary (other than the Security Documents), all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 9.2 (other than any sale of, collection from or other realization upon all or any part of the Collateral which shall be governed by the Security Agreement) pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:

(i) first, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii) second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to Cash Collateralize Letter of Credit Exposure);

(vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid;

(vii) seventh, to the payment of any outstanding fees, premiums or scheduled periodic payments due under any Hedge Agreement between any Credit Party and any Hedge Party (to the extent such Hedge Agreement is required or permitted hereunder) prior to any termination thereof and any interest accrued thereon, and any breakage, termination or other payments due under such Hedge Agreement and any interest accrued thereon; and

(viii) eighth, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (w) amounts received by or in respect of any Credit Party (other than a Guarantor) shall only be applied to the amounts due and owing by such Credit Party on account of clauses (i) through (viii) above, as applicable, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize Letter of Credit Exposure pursuant to Section 3.9.

Section 2.12 Recovery of Payments.

(a) The Credit Parties agree that to the extent any Credit Party makes a payment or payments to or for the account of the Administrative Agent, any Lender or any Fronting Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender or any Fronting Bank are subsequently returned or repaid by the Administrative Agent to the applicable Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or such Fronting Bank, or pursuant to applicable Requirements of Law, such Lender or such Fronting Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from such Credit Party, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Fronting Banks on the same basis as such amounts were originally distributed.

Section 2.13 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower thereof to provide for its working capital, liquidity needs and general corporate requirements (including permitted Acquisitions) and those of its Subsidiaries, other than the direct funding of any dividend, share repurchase or other distribution to shareholders of Platinum Holdings in respect of its Capital Stock.

Section 2.14 Pro Rata Treatment.

(a) All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Ratable Share or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.10), as the case may be from time to time.

(b) All payments from or on behalf of each Credit Party on account of any Obligations of such Credit Party shall be apportioned ratably among the Lenders based upon their respective share, if any, of the Obligations with respect to which such payment was received.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 2.14(c) shall not be construed to apply to (x) any payment made by any Credit Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or Participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under any applicable Debtor Relief Law any Lender receives a secured claim in lieu of a setoff to which this Section 2.14(c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14(c) to share in the benefits of any recovery on such secured claim.

Section 2.15 Increased Costs; Change in Circumstances; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Fronting Bank;

(ii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank); or

(iii) impose on any Lender or any Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Fronting Bank, the applicable Credit Party will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank reasonably determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Credit Party will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b), and the calculation of such amount or amounts in reasonable detail (along with supporting documentation), and delivered to the applicable Credit Party shall be conclusive absent manifest error. The applicable Credit Party shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Credit Party shall be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies any such Credit Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined in good faith acting reasonably that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination in good faith acting reasonably that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify Platinum Holdings and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified Platinum Holdings and the Lenders.

(f) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that any Requirement of Law or any Change in Law has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and Platinum Holdings. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Platinum Holdings.

(g) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Fronting Bank or any Lender determines that any Requirement of Law or any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Fronting Bank or any Lender or its applicable Lending Office to issue or participate in any Credit Extensions, then, on notice thereof by such Fronting Bank or such Lender to Platinum Holdings through the Administrative Agent, the obligation of all Lenders to make or participate in Credit Extensions shall be suspended until such Fronting Bank or such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Platinum Holdings.

Section 2.16 Taxes.

(a) For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if any Withholding Agent shall be required by applicable law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) Without limiting the provisions of Section 2.16(b), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(d) Each Credit Party shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes with respect to payments by such Credit Party under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the calculation thereof delivered to the applicable Credit Party by a Lender or a Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a Fronting Bank, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(e).

(f) As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Any Lender or any Fronting Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Credit Party is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall comply with all necessary procedural formalities and deliver, or cause to be delivered, to the applicable Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Further, any Lender that is not entitled to an exemption from withholding tax as described in the preceding sentence shall so inform the applicable Credit Party in writing (with a copy to the Administrative Agent) prior to becoming a Lender hereunder or under any other Credit Document. In addition, any Lender or any Fronting Bank, if requested by any Credit Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent as will enable such Credit Party or the Administrative Agent to determine whether or not such Lender or such Fronting Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Credit Party is a resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Credit Party and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Credit Party or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or any successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E (or any successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii) executed originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or any successor thereto);

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or any successor thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit any Credit Party to determine the withholding or deduction required to be made.

(h) If the Administrative Agent, any Lender or any Fronting Bank determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes or otherwise recovered any amount in connection with any amount as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts, in either case pursuant to this Section 2.16, it shall pay to such Credit Party an amount equal to such refund or amount recovered (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or recovery); provided that such Credit Party, upon the request of the Administrative Agent, such Lender or such Fronting Bank, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Fronting Bank in the event the Administrative Agent, such Lender or such Fronting Bank is required to repay such refund or amount recovered to such Governmental Authority. This Section 2.16(f) shall not be construed to require the Administrative Agent, any Lender or any Fronting Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(i) Each of the Administrative Agent, any Fronting Bank or any Lender agrees to cooperate with any reasonable request made by any Credit Party in respect of a claim of a refund or direct credit in respect of Indemnified Taxes as to which it has been indemnified by such Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to this Section 2.16 if (i) such Credit Party has agreed in writing to pay all of the Administrative Agent’s, such Fronting Bank’s or such Lender’s reasonable and documented out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent, such Fronting Bank or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) such Credit Party furnishes, upon request of the Administrative Agent, such Fronting Bank or such Lender, an opinion of tax counsel (such opinion and such counsel to be reasonably acceptable to the Administrative Agent, such Lender, or such Fronting Bank) to the effect that such Indemnified Taxes were wrongly or illegally imposed.

(j) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Platinum Holdings and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Platinum Holdings or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Platinum Holdings or the Administrative Agent as may be necessary for Platinum Holdings and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 2.17 Compensation. Each Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by any Lender to fund or maintain such Borrower’s LIBOR Loans but excluding the 0.75% set forth in the definition of Adjusted Libor Rate) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan of such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan of such Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.18(a) or 2.19 or any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan of such Borrower is not made on any date specified in a notice of prepayment given by such Borrower or (iv) as a consequence of any other failure by such Borrower to make any payments with respect to any LIBOR Loan of such Borrower when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.17 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.17 by any Lender as to any additional amounts payable pursuant to this Section 2.17 shall be submitted by such Lender to the applicable Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

Section 2.18 Replacement of Lenders; Mitigation of Costs.

(a) Platinum Holdings may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from any Credit Party under Section 2.15(a) or 2.15(b) or payments from any Credit Party under Section 2.16, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(f), (iii) that is a Defaulting Lender, (iv) that is a Non-Consenting Lender or (v) that had NAIC approval on the date it became a party to this Agreement and ceases to maintain such approval or otherwise loses such approval, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Administrative Agent shall have received the assignment fee specified in Section 11.6(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Disbursements and any L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Credit Party (in the case of all other amounts);

(iii) no assignment pursuant to this Section 2.18 shall be effective until all of the then outstanding Syndicated Letters of Credit are either amended giving effect to the such assignment or, if required, returned by each respective beneficiary to the Administrative Agent and either cancelled and/or exchanged for new or amended Syndicated Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries whose consent is required do not consent to such assignment, such assignment cannot occur);

(iv) in the case of any such assignment resulting from a request for compensation under Section 2.15(a) or 2.15(b) or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(v) such assignment does not conflict with applicable Requirements of Law; and

(vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have approved the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Platinum Holdings to require such assignment and delegation cease to apply.

(b) If any Lender requests compensation under Section 2.15(a) or 2.15(b), or any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.15(f), then such Lender shall use reasonable efforts to avoid any such costs, reductions or Indemnified Taxes in respect of which amounts are claimed, including the filing of any certificate or document reasonably requested by a Credit Party or the designation of a different Lending Office for funding or booking its Loans or L/C Disbursements hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such reasonable efforts (i) would eliminate or reduce amounts payable pursuant to Section 2.15(a), 2.15(b) or 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15(f), as applicable, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not be inconsistent with any legal or regulatory restriction or preexisting internal policy applicable to such Lender and (iv) would not otherwise be disadvantageous to such Lender. Platinum Holdings, on behalf of the applicable Credit Party, hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.19 Increase in Commitments.

(a) Platinum Holdings shall have the right, at any time and from time to time after the Restatement Effective Date by written notice to and in consultation with the Administrative Agent, to request an increase in the Total Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, and “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, (y) the Total Commitments shall not exceed $450,000,000 and (z) the aggregate of all Commitment Increases effected after the Restatement Effective Date shall not exceed $150,000,000, and (iii) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by Platinum Holdings unless it agrees in its sole discretion to do so.

(b) Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent shall not be unreasonably withheld or delayed) and Platinum Holdings and each Additional Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and Platinum Holdings may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and Platinum Holdings, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.

(c) In connection with each Commitment Increase, the Administrative Agent and Platinum Holdings shall determine the effective date (the “Commitment Increase Date”), which shall be a Business Day not less than 30 days prior to the Commitment Termination Date, and the final allocation of such Commitment Increase. The Administrative Agent shall promptly notify Platinum Holdings and the Lenders of the final allocation of such Commitment Increase and the Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.

(d) Notwithstanding anything set forth in this Section 2.19 to the contrary, no increase in the Total Commitments pursuant to this Section 2.19 shall be effective unless:

(i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A) as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.19(b);

(B) an instrument, duly executed by each Credit Party, acknowledging and reaffirming its obligations under this Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;

(C) a certificate of the secretary or an assistant secretary of each Credit Party, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Commitment Increase; and

(D) a certificate of a Financial Officer of Platinum Holdings, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Borrowings or Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings or Letters of Credit issued in connection therewith and the application of the proceeds thereof); and

(ii) In the case of any Credit Extension in connection with such Commitment Increase, the conditions precedent set forth in Section 4.2 shall have been satisfied.

(e) To the extent necessary to keep the outstanding Loans ratable in the event of any non-ratable increase in the aggregate Commitments, on the Commitment Increase Date, (i) all then outstanding LIBOR Loans (the “Initial Loans”) shall automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Commitment Increase, the applicable Borrowers shall, if they so request, convert such Base Rate Loans into LIBOR Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.10, (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s Ratable Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Lender’s Ratable Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitment (calculated after giving effect to the Commitment Increase), (vi) each applicable Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto, and (vii) Schedule 1.1(a) shall automatically be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase. The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.17 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.

(f) To the extent necessary to keep the outstanding Letters of Credit ratable in the event of any non-ratable increase in the Total Commitments, as soon as possible following the Commitment Increase Date, each Syndicated Letter of Credit shall be amended to reflect the new Ratable Shares of the applicable Lenders, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder. Until a Syndicated Letter of Credit has been amended in accordance with this Section 2.19(f), each applicable Lender shall be deemed to have sold and transferred to each of the other Lenders, and each such other Lenders shall be deemed irrevocably and unconditionally to have purchased and received from such Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s revised Ratable Share, in such Syndicated Letter of Credit, each drawing made thereunder, the obligations of any Account Party under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto. No Credit Party shall be obligated to pay any fees or increase in fees as a result of any of the actions taken pursuant to this Section 2.19(f) other than the customary fees Wells Fargo requires in connection with the amendment of letters of credit.

Section 2.20 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.5.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder;

(C) third, if so determined by the Administrative Agent or requested by an Issuing Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any Syndicated Letter of Credit or any participation in any Participated Letter of Credit;

(D) fourth, as Platinum Holdings may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Ratable Share as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and Platinum Holdings, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or any Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its Ratable Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii) All or any part of such Defaulting Lender’s Letter of Credit Exposure in respect of Participated Letters of Credit (and such Defaulting Lender’s Letter of Credit Exposure in respect of Existing Syndicated Letters of Credit that have not at such time been amended in accordance with Section 3.3(b)) shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting

Lenders (or, with respect to any such Existing Syndicated Letters of Credit, among the Syndicated L/C Participants that are not Defaulting Lenders) in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment), but in each case only to the extent that (x) no Default or Event of Default shall have occurred and be continuing (and, unless Platinum Holdings shall have otherwise notified the Administrative Agent at the time, each Credit Party shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.

(iv) If the reallocation described in Section 2.20(a)(iii) cannot, or can only partially, be effected, each Account Party shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to any partial reallocation pursuant to Section 2.20(a)(iii)) with respect to Letters of Credit Issued on behalf of such Account Party in accordance with the procedures set forth in Section 2.20(c).

(b) If Platinum Holdings, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans, Syndicated Letters of Credit and participations in Participated Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.20(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) (i) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Account Party, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks, the Fronting Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the appropriate Account Party will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.14) and (y) the Person providing Cash Collateral and each applicable Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

LETTERS OF CREDIT

Section 3.1 Syndicated Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party at any time and from time to time during the Availability Period, each Lender agrees to Issue Letters of Credit as Syndicated Letters of Credit for the account of such Account Party. Each Syndicated Letter of Credit shall be substantially in the form of Exhibit C-1 or in such other form as may be agreed by the applicable Account Party and the Administrative Agent; provided that the Administrative Agent will only agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator. If at the time that an Account Party requests the Issuance of a Syndicated Letter of Credit any Lender is a Non-NAIC Lender, at the request of such Account Party, Wells Fargo, in its capacity as a Fronting Bank, shall Issue, in the case of ING, and Wells Fargo, in its capacity as a Fronting Bank, and any other Fronting Bank may Issue, in the case of any other Non-NAIC Lender, such Non-NAIC Lender’s Ratable Share of such Syndicated Letter of Credit pursuant to Section 3.1(i). Absent the prior written consent of each Lender (in each case, other than a Non-NAIC Lender), as the case may be, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be Issued by all of the Lenders acting through the Administrative Agent, at the time of Issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of its Ratable Share of the Stated Amount of such Syndicated Letter of Credit; provided that each Fronting Bank shall be severally (and not jointly) liable for its Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender that it agrees to front for pursuant to Section 3.1(i).

(b) Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the applicable Account Party shall hand deliver or deliver by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (which shall, upon the request of any Lender, provide to such Lender as soon as practicable a copy of the Syndicated Letter of Credit) at least five Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent, including with respect to any request for the issuance of a Syndicated Letter of Credit on the Restatement Effective Date, subject to approval by the Administrative Agent which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Syndicated Letter of Credit Notice”) executed by an Authorized Officer requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.1(c)), the amount of such Syndicated Letter of Credit, the Applicable Currency of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.1(c). In addition to the delivery of any Syndicated Letter of Credit Notice, the applicable Account Party shall deliver, if requested by the Administrative Agent, to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m., Charlotte time, on the Business Day immediately preceding the date on which such Syndicated Letter of Credit is to be Issued confirming that the aggregate L/C Obligations of such Account Party on whose account the Syndicated Letter of Credit is being Issued and after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. If requested by the Administrative Agent, each Account Party shall submit a letter of credit application on the Administrative Agent’s standard form (with such changes as the Administrative Agent shall reasonably deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Administrative Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration of Syndicated Letters of Credit. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh day prior to the Final Maturity Date; provided, however, that a Syndicated Letter of Credit shall provide by its terms, and on terms acceptable to the Administrative Agent, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until the

Administrative Agent shall have delivered prior written notice of nonrenewal to the beneficiary of such Syndicated Letter of Credit no later than the time specified in such Syndicated Letter of Credit (which the Administrative Agent shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Account Party.

(d) Obligation of Lenders. The obligation of each Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Lender’s Ratable Share of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued, and each Syndicated Letter of Credit shall expressly so provide; provided that each Fronting Bank shall be severally (and not jointly) liable for its Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender for which it is fronting pursuant to Section 3.1(i). No increase of Commitments under Section 2.19, assignment of Commitments under Section 2.18 or 11.6(b) or reallocation of Credit Exposure under Section 2.20 shall change or affect the liability of any Lender under any outstanding Syndicated Letter of Credit until such Syndicated Letter of Credit is amended giving effect to such increase or assignment, as the case may be. The failure of any Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit.

(e) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each such Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lender and the applicable Account Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the Administrative Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 3.1(e). Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.

(f) Reimbursement. Each Account Party agrees that it shall reimburse the applicable Issuing Banks in respect of L/C Disbursements made under such Account Party’s Syndicated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the aggregate Dollar Amount of each such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid together with interest thereon payable as provided hereinbelow, a “Syndicated Reimbursement Obligation”). Without limiting any other obligations of any of the Account Parties hereunder, the applicable Account Party hereby agrees (severally and not jointly) to indemnify each applicable Issuing Bank in respect of such Account Party’s Syndicated Letter of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by such Issuing Bank as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to any Issuing Bank shall be payable within 10 Business Days after demand by the Administrative Agent.

(g) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Bank and the applicable Account Party by telephone (confirmed by telecopy or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the Administrative Agent has informed the applicable Issuing Banks is valid, each such Issuing Bank will make an L/C Disbursement in respect of such Syndicated Letter of Credit promptly in the amount of its liability under such Syndicated Letter of Credit, such L/C Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Bank in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the applicable Account Party of such L/C Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Issuing Banks with respect to any such L/C Disbursements.

(h) Letter of Credit Reports. The Administrative Agent shall furnish to each Lender, with a copy to Platinum Holdings, by the fifth Business Day of each month a written report summarizing issuance and expiration dates of each Syndicated Letter of Credit issued by such Lender during the preceding month and drawings during such month under each outstanding Syndicated Letter of Credit.

(i) Non-NAIC Lenders. In the event any Lender gives notice to the Administrative Agent that such Lender is a Non-NAIC Lender, (i) such Non-NAIC Lender shall cease to Issue Syndicated Letters of Credit so long as it is a Non-NAIC Lender and shall use its commercially reasonable efforts to enter into an agreement with a Lender to act as a Fronting Bank and to Issue such Non-NAIC Lender’s Ratable Share of any Syndicated Letter of Credit (provided, however, that subject to the terms of a letter agreement to be entered into on or prior to the Restatement Effective Date, Wells Fargo, or its successor, in its capacity as a Fronting Bank, will Issue the Ratable Share of ING of any Syndicated Letter of Credit); (ii) to the extent Syndicated Letters of Credit are outstanding, the Account Parties will each use all commercially reasonable efforts to cause the beneficiaries thereof to execute and deliver an amendment to any Syndicated Letter of Credit of such Account Party such that the Non-NAIC Lender is removed from such Syndicated Letter of Credit and the applicable Fronting Bank is added to such Syndicated Letter of Credit to honor any draft drawn thereon in an amount equal to the Non-NAIC Lender’s Ratable Share with respect to such Syndicated Letter of Credit; (iii) immediately upon the issuance or amendment of any Syndicated Letter of Credit, each Non-NAIC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the applicable Fronting Bank a risk participation in each such Syndicated Letter of Credit in accordance with Section 3.2(d) in an amount equal to such Non-NAIC Lender’s Ratable Share of the Stated Amount of such Syndicated Letter of Credit; and (iv) each Non-NAIC Lender shall pay to the applicable Fronting Bank a fronting fee computed on the risk participation purchased by such Non-NAIC Lender from such Fronting Bank with respect to such Syndicated Letter of Credit at the rate per annum as separately agreed to between such Non-NAIC Lender and such Fronting Bank (with notice given by such Fronting Bank to Platinum Holdings in the event of any increase in such fronting fee). Unless otherwise agreed between such Non-NAIC Lender, the applicable Fronting Bank and the Administrative Agent, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Lender by an amount equal to such fronting fee and paying the same to the applicable Fronting Bank. Notwithstanding the foregoing, under no circumstances shall any Credit Party be obligated to pay any fees or increase in fees as a result of any actions taken pursuant to this Section 3.1(i).

Section 3.2 Participated Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Account Party may request the applicable Fronting Bank to Issue, at any time and from time to time during the Availability Period, Participated Letters of Credit for the account of such Account Party, subject to the terms and conditions of this Section 3.2. Each Participated Letter of Credit shall be substantially in the form of Exhibit C-2 or in such other form as may be agreed by the applicable Fronting Bank and the Administrative Agent; provided that the Administrative Agent and the applicable Fronting Bank will only agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator.

(b) Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the applicable Account Party shall hand deliver or deliver by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the applicable Fronting Bank and the Administrative Agent (which shall, upon the request of any Lender, provide to such Lender as soon as practicable a copy of the Participated Letter of Credit) at least five Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent and such Fronting Bank, including any request for the Issuance of a Participated Letter of Credit on the Restatement Effective Date, subject to approval by the Administrative Agent and the applicable Fronting Bank which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Participated Letter of Credit Notice”) executed by an Authorized

Officer requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 3.2(c)), the amount of such Participated Letter of Credit, the Applicable Currency of such Participated Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 3.2(c). In addition to the delivery of any Participated Letter of Credit Notice, the applicable Account Party shall deliver, if requested by the Administrative Agent, to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m., Charlotte time, on the Business Day immediately preceding the date on which such Participated Letter of Credit is to be Issued confirming that the aggregate L/C Obligations of such Account Party on whose account the Participated Letter of Credit is being Issued and after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. If requested by any Fronting Bank, the Account Party shall submit a letter of credit application on such Fronting Bank’s standard form (with such changes as such Fronting Bank shall reasonably deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by any Account Party with, any Fronting Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration of Participated Letters of Credit. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh day prior to the Final Maturity Date; provided, however, that a Participated Letter of Credit shall provide by its terms, and on terms acceptable to the applicable Fronting Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until such Fronting Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such Participated Letter of Credit no later than the time specified in such Participated Letter of Credit (which such Fronting Bank shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Account Party.

(d) Participations. By the Issuance of a Participated Letter of Credit (or the fronting for a Non-NAIC Lender in respect of a Syndicated Letter of Credit pursuant to Section 3.1(i)) by the applicable Fronting Bank and without any further action on the part of such Fronting Bank or the applicable Lenders, the applicable Fronting Bank hereby grants to each applicable Lender in respect of such Participated Letter of Credit (or to the Non-NAIC Lender in respect of such Syndicated Letter of Credit), and each such Lender or such Non-NAIC Lender hereby acquires from such Fronting Bank, a participation in such Participated Letter of Credit or such Syndicated Letter of Credit, respectively, in an amount equal to the Dollar Amount of such Lender’s Ratable Share of the Stated Amount of such Participated Letter of Credit or such Syndicated Letter of Credit, respectively, and the applicable Account Party’s reimbursement obligations with respect thereto. Each Lender or Non-NAIC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 3.2(d) in respect of Participated Letters of Credit or Syndicated Letters of Credit, respectively, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Total Commitments. In consideration and in furtherance of the foregoing, each Lender or Non-NAIC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Fronting Bank, the Dollar Amount of such Lender’s Ratable Share of each L/C Disbursement made by such Fronting Bank in respect of any Participated Letter of Credit or Syndicated Letter of Credit, respectively, promptly upon the request of such Fronting Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the applicable Account Party or at any time after any reimbursement payment is required to be disgorged or refunded to any Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from any Account Party pursuant to Section 3.2(e), the Administrative Agent shall distribute such payment to the applicable Fronting Bank or, to the extent that any Lender or Non-NAIC Lender has made payments pursuant to this Section 3.2(d) to reimburse such Fronting Bank, then to such Lender or Non-NAIC Lender and such Fronting Bank as their interests may appear. Any payment made by a Lender or Non-NAIC Lender pursuant to this Section 3.2(d) to reimburse any Fronting Bank for any L/C Disbursement made by it shall not relieve the applicable Account Party of its obligation to reimburse such L/C Disbursement. Notwithstanding anything herein to the contrary, effective upon any Commitment Increase pursuant to Section 2.19, each Lender’s participation in any Participated Letter of Credit (and each Non-NAIC Lender’s participation in any Syndicated Letter of Credit) outstanding on such date shall be adjusted to reflect its Ratable Share after giving effect to such Commitment Increase.

(e) Reimbursement. Each Account Party agrees that it shall reimburse the applicable Fronting Bank in respect of L/C Disbursements made under such Account Party’s Participated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the Dollar Amount of such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid, a “Participated Reimbursement Obligation”). Without limiting any other obligations of any of the Account Parties hereunder, the applicable Account Party hereby agrees (severally and not jointly) to indemnify the applicable Fronting Bank in respect of any of such Account Party’s Participated Letters of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to such Fronting Bank shall be payable within 10 Business Days after demand by such Fronting Bank.

(f) Disbursement Procedures; Funding of Participations.

(i) Each Fronting Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit issued by it), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. Such Fronting Bank shall promptly after such examination notify the Administrative Agent and the applicable Account Party by telephone (confirmed by facsimile or email) of such demand for payment and whether such Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse such Fronting Bank and the applicable Lenders with respect to any such L/C Disbursement. If such Account Party shall fail to reimburse the applicable Fronting Bank for such L/C Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from such Account Party in respect thereof and the Dollar Amount of such Lender’s Ratable Share thereof. Each applicable Lender (including the Lender acting as Fronting Bank and any applicable Non-NAIC Lender) shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the applicable Fronting Bank at the Payment Office in an amount equal to (i) in the case of a Participated Letter of Credit, the Dollar Amount of its Ratable Share of the unpaid L/C Disbursement, and (ii) in the case of a Non-NAIC Lender, its Percentage Obligations of a Syndicated Letter of Credit being fronted by such Fronting Bank pursuant to Section 3.1(i) (such amount, its “L/C Advance”) not later than 2:00 p.m., Charlotte time, on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Account Party to reimburse the applicable Fronting Bank for the amount of any payment made by such Fronting Bank under such Participated Letter of Credit (or such Syndicated Letter of Credit in the case of a Non-NAIC Lender), together with interest as provided herein.

(ii) If any Lender fails to make available to the Administrative Agent for the account of any Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(f) by the time specified in Section 3.2(f)(i), such Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Fronting Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Fronting Bank in connection with the foregoing. A certificate of such Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.2(f)(ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 3.2(f) to reimburse any Fronting Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of such Fronting Bank.

(g) Repayment of Participations.

(i) At any time after any Fronting Bank has made a payment under any Participated Letter of Credit (or Syndicated Letter of Credit in the case of a Non-NAIC Lender) and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.2(f), if the Administrative Agent receives for the account of such Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the applicable Account Party or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any Fronting Bank pursuant to Section 3.2(f)(i) is required to be returned under any of the circumstances described in Section 2.12 (including pursuant to any settlement entered into by such Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(h) Letter of Credit Reports. Each Fronting Bank shall furnish to the Administrative Agent, with a copy to Platinum Holdings, by or about the fifth Business Day of each month a written report summarizing issuance and expiration dates of Participated Letters of Credit issued by such Fronting Bank during the preceding month and drawings during such month under each outstanding Participated Letter of Credit.

(i) Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 3.2(f) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

Section 3.3 Existing Letters of Credit. The Account Parties, the Fronting Banks and the Lenders agree that, as of the Restatement Effective Date:

(a) Each Existing Letter of Credit described on Schedule 3.3 issued for the account of any Account Party under the Existing Credit Agreement and which remains outstanding as of the Restatement Effective Date shall be deemed Issued under this Agreement as of the Restatement Effective Date as a “Syndicated Letter of Credit” or “Participated Letter of Credit” all as set forth on such schedule.

(b) As soon as possible following the Restatement Effective Date, each Existing Letter of Credit that is a Syndicated Letter of Credit (an “Existing Syndicated Letter of Credit”) shall be amended to replace each Existing Lender under the Existing Credit Agreement with each Lender under this Agreement at the time of such amendment in accordance with each such Lender’s Ratable Share, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder. Until an Existing Syndicated Letter of Credit has been amended in accordance with this Section 3.3(b), each Existing Lender shall be deemed to have sold and transferred to each Lender, as the case may be, and each such Lender (each, a “Syndicated L/C Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Existing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Share in such Existing Syndicated Letter of Credit, each drawing made thereunder, the obligations of any Account Party under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments of the Lenders hereunder, it is hereby agreed that, with respect to all outstanding Existing Syndicated Letters of Credit and unpaid drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.3(b) to reflect the new Ratable Share of each Lender. No Credit Party shall be obligated to pay any fees or increase in fees as a result of any of the actions taken pursuant to this Section 3.3(b) other than the customary fees Wells Fargo requires in connection with the amendment of letters of credit.

(c) The obligation of each Syndicated L/C Participant to make payments to the Administrative Agent for the account of the respective Existing Lender with respect to Existing Syndicated Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the circumstances set forth in Section 3.5.

Section 3.4 Conditions Precedent to the Issuance of Letters of Credit. No Issuing Bank shall be under any obligation to Issue any Letter of Credit and no Lender shall have any obligation to make L/C Advances to reimburse the applicable Fronting Bank for amounts drawn under any Participated Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank or any Lender is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Restatement Effective Date;

(ii) the limitation on amounts set forth under Section 2.1 will be exceeded, immediately after giving effect thereto;

(iii) such Issuance would be prohibited under Section 2.15(g);

(iv) the Administrative Agent shall have delivered the written notice of nonrenewal described in Sections 3.1(c) and 3.2(c);

(v) the Administrative Agent shall have received written notice from the applicable Fronting Bank or the Required Lenders, as the case may be, or Platinum Holdings, on or prior to the Business Day prior to the requested date of the Issuance of such Letter of Credit, that one or more of the applicable conditions under Section 4.2 is not then satisfied;

(vi) the expiry date of such Letter of Credit would occur more than twelve months after the date of Issuance or last extension, unless the Required Lenders have approved such expiry date;

(vii) the expiry date of such Letter of Credit is less than seven Business Days prior to the applicable Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;

(viii) such Letter of Credit is not substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, as the case may be, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent and the applicable Fronting Bank; provided that the Administrative Agent and, in respect of any change to a Participated Letter of Credit, the applicable Fronting Bank can and will agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator;

(ix) such Letter of Credit is denominated in a currency other than Dollars or a Foreign Currency;

(x) with respect to the Issuance of a Participated Letter of Credit, a default of any Lender’s obligations to fund under Section 3.2(f) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable Fronting Bank has entered into satisfactory arrangements with the Account Parties or such Lender to eliminate such Fronting Bank’s Fronting Exposure with respect to such Lender; or

(xi) a Default or Event of Default has occurred and is continuing.

Section 3.5 Obligations Absolute. The obligations of each Account Party to reimburse with respect to an L/C Disbursement under any Letter of Credit Issued for the account of such Account Party and of any Lender to reimburse any Fronting Bank with respect to any L/C Disbursement made by such Fronting Bank under any Participated Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any of the other Credit Documents, any Letter of Credit Document or any other agreement, document or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Account Party in respect of any Letter of Credit Document or any other amendment, modification or waiver of or any consent to departure from all or any of the Letter of Credit Documents, regardless of whether any Account Party has notice or knowledge thereof;

(iii) the existence of any claim, setoff, defense or other right that any Account Party may have at any time against any beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

(iv) any statement, draft, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of any Account Party;

(vii) any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(viii) the occurrence of any Default or Event of Default; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Account Party, any Guarantor or a guarantor, other than as may be expressly set forth in this Agreement.

Neither the Administrative Agent, any Fronting Bank nor any Lender nor any of their Related Parties shall have any liability or responsibility to any Credit Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, a Fronting Bank or a Lender from liability to an Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by the gross negligence or willful misconduct of the Administrative Agent, a Fronting Bank or a Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

Section 3.6 [Reserved]

Section 3.7 Interest. Unless each Account Party reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such L/C Disbursement).

Section 3.8 Interest Rate Determination. The Administrative Agent shall give prompt notice to the applicable Account Party and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.7.

Section 3.9 Collateralization of Letters of Credit.

(a) On the Final Maturity Date (no later than 5:00 p.m., Charlotte time, on such day), each Account Party shall deliver to the Administrative Agent Cash Collateral in an amount equal to (y) 103% of the aggregate Stated Amount of all Letters of Credit of such Account Party outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) minus (z) the aggregate portion of the Borrowing Base of such Account Party consisting of cash at such time. The Administrative Agent shall deposit such cash in a special collateral account of such Account Party pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Fronting Banks and the Lenders.

(b) At any time and from time to time pursuant to Section 2.6(b), each Account Party shall deliver to the Administrative Agent such additional amount of Cash Collateral to the extent required by such Section as cover for the aggregate Letter of Credit Exposure of such Account Party, as the case may be, and such cash shall be deposited in such Account Party’s Cash Collateral Account for the benefit of the Administrative Agent, the Fronting Banks and the Lenders.

(c) [Reserved]

(d) Each Account Party hereby grants to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of such Account Party, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Banks and the Lenders and such Account Party shall have no interest therein except as set forth in Section 3.9(e). Amounts in the Cash Collateral Account shall not bear interest.

(e) In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account of the applicable Account Party, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Account Party and reimbursement in full of the Issuing Banks for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of such Account Party, to be applied against the Obligations of such Account Party in such order and manner as the Administrative Agent may direct. If any Account Party is required to provide Cash Collateral pursuant to Section 2.6(b), such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Account Party; provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the Total Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If any Account Party is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Account Party within three Business Days after all Events of Default have been cured or waived. If any Account Party is required to provide Cash Collateral under Section 3.9(a) and as a result, the Borrowing Base of such Account Party exceeds the aggregate Stated Amount of all Letters of Credit of such Account Party outstanding at such time, Eligible Collateral (other than cash) in an amount equal to such excess shall be promptly returned to such Account Party.

Section 3.10 Use of Letters of Credit. The Letters of Credit shall be available and each Account Party agrees that it shall use its Letters of Credit solely to support its own obligations primarily under the Reinsurance Agreements to which it is a party.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to the Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not become effective until the date (the “Restatement Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 11.5):

(a) On the Restatement Effective Date, (i) Platinum Holdings, each Subsidiary Credit Party, the Administrative Agent and each Lender shall have signed a counterpart of this Agreement and shall have delivered (or transmitted by facsimile or other electronic transmission) the same to the Administrative Agent at its Payment Office; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same the appropriate Note or Notes, executed by each Borrower, in each case, in the amount, maturity and as otherwise provided herein;

(b) On the Restatement Effective Date, the Administrative Agent shall have received (i) an opinion from Sidley Austin LLP, special New York counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit G-1, (ii) an opinion from Conyers Dill & Pearman Limited, special Bermuda counsel to Platinum Holdings and Platinum Bermuda, which opinion shall cover the matters contained in Exhibit G-2, and (iii) an opinion from Funk & Bolton, P.A., special Maryland counsel to Platinum US, which opinion shall cover the matters contained in Exhibit G-3; in each case in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date;

(c) On the Restatement Effective Date, the Administrative Agent shall have received a certificate, signed by an Authorized Officer of each Credit Party, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of such Credit Party contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Restatement Effective Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects as of such date), (ii) there are no material insurance regulatory proceedings pending or threatened in writing against Platinum Holdings or any Insurance Subsidiary in any jurisdiction, (iii) with respect to Platinum Holdings only, no Default or Event of Default exists as of the Restatement Effective Date, both immediately before and after giving effect to the consummation of the transactions contemplated by the Credit Documents and the initial Credit Extensions and the application of the proceeds thereof and (iv) with respect to Platinum Holdings only, except for occurrences and their related losses as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, there has not occurred since December 31, 2013, any event or circumstance that has resulted or in the judgment of such officer would reasonably be expected to result in a Material Adverse Effect;

(d) On the Restatement Effective Date, the Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party, dated the Restatement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) attached thereto is a true and complete copy of the bylaws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above;

(e) On or prior to the Restatement Effective Date, the Administrative Agent shall have received counterparts of a Security Agreement executed by each Credit Party, together with:

(i) all documents and instruments, including Uniform Commercial Code financing statements where applicable, required by law in each jurisdiction reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under each such Security Agreement;

(ii) results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to each Credit Party in the jurisdictions contemplated in clause (i) above (including Washington D.C. and Bermuda) and in such other jurisdictions in which Collateral is located on the Restatement Effective Date that may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Credit Documents or have been released; and

(iii) for each Custodial Account, an Account Control Agreement with the applicable Custodian in the form specified in the applicable Security Agreement (appropriately completed), with such changes thereto as may be reasonably acceptable to the Administrative Agent, and each such Account Control Agreement shall be in full force and effect;

(f) All approvals, permits and consents of any Governmental Authorities (including all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby or thereby in each case by the Credit Parties shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested and such documents and papers where appropriate to be certified by proper corporate or governmental authorities; all applicable waiting periods shall have expired without any adverse action being taken or threatened in writing by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened in writing or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, to impose materially adverse conditions upon, or that otherwise relates to or arises out of this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that would reasonably be expected to have a Material Adverse Effect;

(g) Except for occurrences and their related losses as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, since December 31, 2013, both immediately before and after giving effect to the making of the initial Credit Extensions (if any), there shall not have occurred any event having a Material Adverse Effect, or any event, condition or state of facts that would reasonably be expected to have a Material Adverse Effect;

(h) On the Restatement Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Credit Party contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(i) Platinum Holdings shall have paid (i) to Wells Fargo Securities, LLC and Wells Fargo, the fees required under the Fee Letter to be paid to them on the Restatement Effective Date, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter, (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Restatement Effective Date (including legal fees and expenses) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby and (iv) to the Administrative Agent and Existing Lenders, all accrued and unpaid principal, interest and fees due under the Existing Credit Agreement as of the Restatement Effective Date;

(j) Platinum Holdings shall have delivered a Compliance Certificate calculated on a pro forma basis as of December 31, 2013, after giving effect to the making of the initial Credit Extensions (if any);

(k) Each Credit Party that requests a Credit Extension as of the Restatement Effective Date shall have delivered a Borrowing Base Report calculated as of March 31, 2014;

(l) The Administrative Agent shall have received satisfactory confirmation from A.M. Best Company that the current Financial Strength Rating of each Insurance Subsidiary that has such a rating is “A-” or better;

(m) The Administrative Agent shall have received an Account Designation Letter from an Authorized Officer of each Borrower;

(n) Wells Fargo shall have received all amounts owing to Wells Fargo from the Credit Parties in respect of the Existing Letters of Credit as of the Restatement Effective Date;

(o) Each Existing Lender that will not be a Lender under this Agreement shall have executed and delivered to the Administrative Agent an Existing Lender Agreement; and

(p) Each of the Administrative Agent and the Lenders shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 4.2 Conditions Precedent to All Credit Extensions. The obligation of each Lender and each Fronting Bank to make any Credit Extension shall be subject to the prior or concurrent satisfaction (in form and substance reasonably satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a) The Restatement Effective Date shall have occurred;

(b) The applicable Credit Party shall have delivered (i) a Notice of Borrowing in accordance with Section 2.2(b) or a Letter of Credit Notice in accordance with Section 3.1(b) or 3.2(b), as applicable, (ii) with respect to a requested Borrowing, a Borrowing Base Report on the Business Day immediately preceding the proposed date of the requested Borrowing and (iii) with respect to a requested Issuance of any Letter of Credit, a Borrowing Base Report upon the request of the Administrative Agent.

(c) Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of any Credit Extension, with the same effect as if made on and as of such date, both immediately before and after giving effect to such Credit Extension (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(d) The limitation on amounts set forth under Section 2.1 will not be exceeded immediately after giving effect to any such Credit Extension;

(e) With respect to the Issuance of any Letter of Credit, the applicable conditions in Section 3.4 shall have been satisfied;

(f) With respect to the applicable Credit Party, there has been no material adverse effect upon the ability of such Credit Party to perform its payment or other material obligations under this Agreement or any of the other Credit Documents and there exists no event, condition or state of facts that would reasonably be expected to result in such material adverse effect; and

(g) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension.

Each giving of a Notice of Borrowing or a Letter of Credit Notice, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by (i) the applicable Credit Party that the conditions contained in Section 4.2(c) through Section 4.2(g) are satisfied (with respect to Section 4.2(c), only as to such representations and warranties made by such Credit Party) and (ii) each other Credit Party that the conditions contained in Sections 4.2(c) and 4.2(g) are satisfied (with respect to Section 4.2(c), only as to such representations and warranties made by such Credit Party), in each case both as of the date of such notice or request and as of the date such Credit Extension is made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Fronting Banks and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Banks to Issue Letters of Credit, each of the Credit Parties (solely as to itself and its Subsidiaries) represents and warrants to the Administrative Agent, the Fronting Banks and the Lenders as follows:

Section 5.1 Organization and Power. Such Credit Party and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified under this subsection (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2 Authorization; Enforceability. Such Credit Party has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is or will be a party and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents to which it is or will be a party, and has, or on the Restatement Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents to which such Credit Party is or will be a party upon execution and delivery by such Credit Party will constitute, the legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 5.3 No Violation. The execution, delivery and performance by such Credit Party of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation, bylaws or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant hereto or to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets, other than, in the case of clauses (ii), (iii) and (iv), such contraventions, conflicts, breaches, defaults and creation or imposition of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Governmental and Third-Party Authorization; Permits.

(a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by such Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform

Commercial Code financing statements and the filing of a charge with the Registrar of Companies in Bermuda, if applicable to such Credit Party, and other instruments and actions necessary to perfect the Liens created by the Security Documents and (ii) such consents, approvals, authorizations and other actions that would not, if not attained, made or taken, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Such Credit Party and its Subsidiaries has, and is in good standing (to the extent such concept is applicable thereto) with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain or be in good standing (to the extent such concept is applicable thereto) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Schedule 5.4 lists, with respect to each of its Insurance Subsidiaries, if applicable, as of the Restatement Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, in each instance under clause (i) or (ii) above, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Restatement Effective Date, no such Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 5.4, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization would not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation. Except as disclosed in the report on Form 10-K for the Fiscal Year ended December 31, 2013, of Platinum Holdings and as supplemented in written disclosure to the Administrative Agent for distribution to the Lenders delivered prior to the date hereof, there are no actions, investigations, suits or proceedings pending or, to the knowledge of such Credit Party, threatened, at law or in equity before any Governmental Authority or in arbitration, against or affecting such Credit Party, any of its Subsidiaries or any of their respective properties (i) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) with respect to this Agreement or any of the other Credit Documents.

Section 5.6 Taxes. Such Credit Party and its Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and have paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such returns are true, correct and complete in all material respects. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of such Credit Party or, to its knowledge, any of its Subsidiaries the outcome of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.6, there is no unresolved claim by any Governmental Authority concerning the tax liability of such Credit Party or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 5.7 Subsidiaries.

(a) Set forth on Schedule 5.7 is a complete and accurate list of all of the Subsidiaries of Platinum Holdings as of the Restatement Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed on Schedule 5.7, each of Platinum Holdings and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 5.7.

(b) No Subsidiary of such Credit Party is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to such Credit Party or any other Subsidiary, to make loans or advances to such Credit Party or any other Subsidiary, or to transfer any of its assets or properties to such Credit Party or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

Section 5.8 Full Disclosure. No written statement, certificate, exhibit or report (other than financial projections and forecasts) furnished to the Administrative Agent, the Arrangers or any Lender by or on behalf of such Credit Party for purposes of or in connection with this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Written statements, certificates, exhibits and reports furnished to the Administrative Agent, the Arrangers or any Lender by or on behalf of such Credit Party consisting of financial projections and forecasts were prepared based on good faith estimates and reasonable assumptions of the management of Platinum Holdings, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 5.9 Margin Regulations. Neither such Credit Party nor any of its Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, by such Credit Party to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or Section 7 of the Exchange Act.

Section 5.10 No Material Adverse Effect. Except for occurrences and their related losses as disclosed in any filing with the Securities and Exchange Commission prior to the date hereof, there has been no Material Adverse Effect since December 31, 2013, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Financial Matters.

(a) Platinum Holdings has heretofore furnished to the Administrative Agent copies of the audited consolidated balance sheets of Platinum Holdings and its Subsidiaries as of December 31, 2013, 2012 and 2011, in each case with the related statements of operations and comprehensive income, shareholders’ equity and cash flows for the Fiscal Year then ended, together with the opinion of KPMG Audit Limited thereon. Such consolidated financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of Platinum Holdings and its Subsidiaries, and the results of their operations and their cash flows, in each case as of the dates and for the periods indicated. Except for liabilities and obligations disclosed or provided for in the most recent financial statements referred to above and the notes thereto or the most recent financial statements and the notes thereto delivered pursuant to Section 6.1, as of the date of such financial statements, no Credit Party had any material liability or obligation that, in accordance with GAAP, would have been required to have been disclosed or provided for in such financial statements or the notes thereto.

(b) Platinum Holdings has heretofore furnished to the Administrative Agent copies of the (i) Annual Statements of each Material Insurance Subsidiary domiciled in the United States as of December 31, 2013, 2012, and 2011 and for the Fiscal Years then ended and (ii) Annual Statements of each other Material Insurance Subsidiary as of December 31, 2012 and 2011 and for the Fiscal Years then ended, in each case as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP, or, at the option of Platinum Holdings with respect to Platinum Bermuda, prepared in accordance with GAAP (if GAAP then constitutes the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of Bermuda), in each case applied on a basis consistent with that of the preceding reporting period or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were, in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Material Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Material Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including reserves, policy and contract claims and statutory liabilities), no Material Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

Section 5.12 ERISA.

(a) Such Credit Party and its ERISA Affiliates are in compliance in all respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all respects with all applicable Requirements of Law, including the applicable provisions of ERISA and the Code, in each case except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No ERISA Event (i) has occurred within the five-year period prior to the Restatement Effective Date, (ii) has occurred and is continuing or (iii) to the knowledge of such Credit Party, is reasonably expected to occur. No Plan is in “at-risk status” under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

(b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Platinum Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended Fiscal Year of Platinum Holdings on the basis of actuarial assumptions, each of which such Credit Party reasonably believes to be reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.13 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, or (ii) is involved in any suit, action or proceeding, or has received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims.

Section 5.14 Compliance With Laws. Such Credit Party and its Subsidiaries have timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for any failure to timely file, any failure to retain and any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.15 Investment Company Act. Such Credit Party is not an “investment company,” a company “controlled” by an “investment company” or an “investment advisor,” within the meaning of the Investment Company Act of 1940.

Section 5.16 Insurance. The assets, properties and business of such Credit Party and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

Section 5.17 OFAC; PATRIOT Act.

(a) Neither such Credit Party nor its Subsidiaries, nor to such Credit Party’s knowledge, any of their respective directors, officers or employees (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, or (iii) is located, organized or resident in a Sanctioned Country.

(b) Neither such Credit Party, nor to such Credit Party’s knowledge, any of its Subsidiaries or their respective directors, officers or employees has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (x) with any Designated Person, (y) in any Sanctioned Country, or (z) otherwise in violation of Sanctions.

(c) Such Credit Party and its Subsidiaries, in each case that is subject to the PATRIOT Act, is in compliance in all material respects with the provisions of the PATRIOT Act that are applicable to it. No part of the proceeds of any Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

Section 5.18 Security Documents. The Security Documents to which such Credit Party is a party create a valid and enforceable security interest in and Lien upon all right, title and interest of such Credit Party in and to the Collateral purported to be pledged by it thereunder and described therein, superior to and prior to the rights of all third persons and subject to no other Liens except as specifically permitted under the Credit Documents. Other than the filing of Uniform Commercial Code Financing Statements and, in the case of Platinum Bermuda and Platinum Holdings, a charge with the Bermuda Registrar of Companies, no filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents.

Section 5.19 Stamp Taxes. Other than the filing of a charge with the Bermuda Registrar of Companies, if applicable, no filings or recordings are required in order to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any Notes evidencing Loans made (or to be made), and no stamp or similar tax is required to be paid on the entering into of this Agreement or such Notes or upon the filing or recording of any Credit Document required to be filed or recorded in any such jurisdiction, other than such filings and recordations that have already been made and such stamp or similar taxes that have been paid.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the termination of the Commitments, the termination, expiration or Cash Collateralization (in accordance with Section 3.9(a), without giving effect to subpart (z) thereof; provided that so long as any Letter of Credit remains outstanding, the Credit Parties shall continue to comply with Sections 6.1 and 6.2) of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each Credit Party (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 6.1 GAAP Financial Statements. Platinum Holdings will deliver to each Lender:

(a) As soon as available and in any event within 45 days (or, if earlier and if applicable to Platinum Holdings, the fifth Business Day following the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the first Fiscal Quarter of Fiscal Year 2014, unaudited consolidated and consolidating balance sheets of Platinum Holdings and its Subsidiaries as of the end of such Fiscal Quarter and unaudited consolidated and consolidating statements of income and unaudited consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for Platinum Holdings and its Subsidiaries for the Fiscal Quarter then ended and for that portion of the Fiscal Year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding Fiscal Quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such Fiscal Quarter; and

(b) As soon as available and in any event within 90 days (or, if earlier and if applicable to Platinum Holdings, the fifth Business Day following the annual report deadline under the Exchange Act rules and regulations) after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2014, an audited consolidated balance sheet of Platinum Holdings and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for the Fiscal Year then ended, including the notes thereto, and a condensed consolidating balance sheet of Platinum Holdings and its Subsidiaries as of the end of such Fiscal Year and the related condensed consolidating statements of operations and cash flows for the Fiscal Year then ended, in each case setting forth comparative figures as of the end of and for the preceding Fiscal Year, all in reasonable detail, together with (y) a report on the audited consolidated financial statements by the independent certified public accounting firm regularly retained by Platinum Holdings or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent that is not qualified as to going concern or scope of audit and to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of Platinum Holdings and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated, in accordance with GAAP, and disclosing any material change in the application of accounting principles and practices during such year, and (z) a letter from such accounting firm to the effect that, based on and in connection with their examination of the audited consolidated financial statements of Platinum Holdings and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which letter may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by its audit.

Section 6.2 Statutory Financial Statements.

(a) Platinum Holdings will deliver to each Lender as soon as available and in any event within five Business Days after the required filing date, an Annual Statement of each of its Material Insurance Subsidiaries as of the end of each Fiscal Year beginning with the Fiscal Year ending December 31, 2013, and a Quarterly Statement of Platinum US as of the end of each Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2014, in each case in the form filed with the Insurance Regulatory Authority in its jurisdiction of domicile, prepared in accordance with SAP, or, at the option of Platinum Holdings with respect to Platinum Bermuda, prepared in accordance with GAAP (if GAAP then constitutes the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of Bermuda), in each case applied on a basis consistent with that of the preceding reporting period or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

(b) Documents required to be delivered pursuant to Section 6.1, 6.2 or 6.3(c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Platinum Holdings posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders or (ii) on which such documents are posted on behalf of Platinum Holdings on SyndTrak or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon the request of the Administrative Agent or any Lender lacking access to the internet or SyndTrak, Platinum Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender), and (y) Platinum Holdings shall notify (which may be by a facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by Platinum Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.3 Other Business and Financial Information. Platinum Holdings will deliver to each Lender:

(a) Concurrently with each delivery of the financial statements described in Section 6.1, a Compliance Certificate in the form of Exhibit D with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of Platinum Holdings, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in Article VII of this Agreement as of the last day of the period covered by such financial statements;

(b) Promptly after filing with the relevant Insurance Regulatory Authority and in any event within 150 days after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2013, a copy of each Material Insurance Subsidiary’s “Statement of Actuarial Opinion” as to the adequacy of such Material Insurance Subsidiary’s loss reserves as of such Fiscal Year-end, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Material Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Material Insurance Subsidiary’s jurisdiction of domicile;

(c) Promptly after and in any event no later than the fifth Business Day after the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Platinum Holdings or any of its Material Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that Platinum Holdings or any of its Material Subsidiaries shall render to or file with the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any national securities exchange, (iii) all reports on Form A (or any successor form) that any Material Insurance Subsidiary shall file with any Insurance Regulatory Authority, (iv) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental Authority with respect to any Material Insurance Subsidiary’s insurance business and (v) all material filings made under applicable state insurance holding company acts by Platinum Holdings or any of its Material Subsidiaries, including filings seeking approval of transactions with Affiliates (which, in the case of (iv) or (v) will be provided to the extent not prohibited by any applicable law);

(d) Promptly after (and in any event within five Business Days after (or within three Business Days after in the case of clause (i) below)) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of such Credit Party specifying the nature of such Default or Event of Default, the period of existence thereof and the action that such Credit Party has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting Platinum Holdings or any of its Subsidiaries, including any investigation or proceeding by any Insurance Regulatory Authority or any other Governmental Authority (other than inquiries and routine periodic investigations or reviews), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this Section 6.3(d);

(iii) the receipt by Platinum Holdings or any of its Subsidiaries from any Insurance Regulatory Authority or any other Governmental Authority of (i) any written notice asserting any failure by Platinum Holdings or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against Platinum Holdings or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) any written notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of Platinum Holdings or any of its Subsidiaries, where such action would reasonably be expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (i) a written statement of a Responsible Officer of Platinum Holdings specifying the details of such ERISA Event and the action that Platinum Holdings has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (iii) a copy of any notice delivered by the PBGC to Platinum Holdings or such ERISA Affiliate with respect to such ERISA Event;

(v) that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that Platinum Holdings or any of its Subsidiaries may incur any material liability pursuant to any Foreign Pension Plan;

(vi) the occurrence of any decrease in (i) the rating given by either Standard & Poor’s or Moody’s with respect to any Insurance Subsidiary’s claims paying ability or financial strength rating or (ii) the rating given to any Insurance Subsidiary by A.M. Best Company;

(vii) the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would reasonably be expected to have a Material Adverse Effect; and

(viii) any other matter or event that has, or would reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Platinum Holdings setting forth the nature and period of existence thereof and the action that Platinum Holdings or the affected Credit Party has taken and proposes to take with respect thereto;

(e) Promptly, notice of the receipt by Platinum Holdings or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any reinsurance agreement to which it is a ceding party, involving unreserved claims in excess of 10% of Consolidated Tangible Net Worth; and

(f) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of Platinum Holdings or any of its Material Subsidiaries (including any Plan or Foreign Pension Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.4 Corporate Existence; Franchises; Maintenance of Properties. Such Credit Party will, and will cause each of its Material Subsidiaries to, (i) except as expressly permitted otherwise by Section 8.1, maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

Section 6.5 Compliance with Laws. Such Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not have, or reasonably be expected to have, a Material Adverse Effect.

Section 6.6 Payment of Obligations. Such Credit Party will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of such Credit Party or any of its Subsidiaries; provided, however, that no Credit Party or any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Credit Party or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

Section 6.7 Insurance. Such Credit Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

Section 6.8 Maintenance of Books and Records; Inspection. Such Credit Party will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) upon reasonable notice and during business hours, as may be reasonably requested by the Administrative Agent, permit employees or agents of the Administrative Agent to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and in the presence of (except during the continuance of an Event of Default) Platinum Holdings and the independent certified public accounting firm of Platinum Holdings and its Subsidiaries (and by this provision such Credit Party authorize such accounting firm to discuss the finances and affairs of Platinum Holdings and its Subsidiaries); provided that such accounting firm agrees to participate in such discussions. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent’s or any of the Lenders’ employees, agents, consultants or attorneys, may accompany the Administrative Agent on such visits, inspections or discussions.

Section 6.9 Dividends. Subject to applicable law, each Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to it as shall be necessary for such Borrower to make payments of the principal of and interest on its Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to such Borrower, or for such Borrower to make any such principal or interest payments, such Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

Section 6.10 OFAC; PATRIOT Act Compliance. Each Credit Party will, and will cause each of its Subsidiaries to (i) refrain from directly funding, financing or facilitating any activities, business or transaction of or with any Designated Person or in any Sanctioned Country or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, (ii) refrain from using the proceeds of any Loan or Letter of Credit for any purpose which would violate the Anti-Corruption Laws, (iii) refrain from using funds or assets obtained directly or indirectly from transactions with or otherwise relating to Designated Persons or any Sanctioned Country to pay or repay any Credit Extension and (iv) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 6.11 Collateral.

(a) Pursuant to the Security Documents and as collateral security for the payment and performance of its Obligations, such Credit Party shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the Lenders, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens except for Permitted Liens in favor of Custodians. Such Credit Party shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance reasonably acceptable to the Administrative Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Administrative Agent and the applicable Lenders of their rights and remedies hereunder and thereunder.

(b) Subject to Section 2.6(c), such Credit Party shall at all times cause its respective Borrowing Base to equal or exceed the aggregate principal Dollar Amount of the Obligations attributable to such Credit Party at such time.

(c) Such Credit Party with Credit Extensions outstanding for its account shall deliver or cause to be delivered to the Administrative Agent a certificate executed by an Authorized Officer of such Credit Party, in the form of Exhibit H or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate and subject to the review and verification by the Administrative Agent), setting forth the aggregate Loans and L/C Obligations attributable to such Credit Party, the Fair Market Value of the Eligible Collateral by category and in the aggregate, the calculation of the Borrowing Base and such other information as the Administrative Agent may reasonably request (such certificate, a “Borrowing Base Report”), (i) on the Business Day immediately preceding the proposed date of making such Credit Extension, (ii) within 10 Business Days after the end of each calendar month, (iii) at and as of such other times as the Administrative Agent may reasonably request and (iv) at such other times as the Account Parties may desire.

Section 6.12 Further Assurances. Such Credit Party will, and will cause its Material Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VII

FINANCIAL COVENANTS

Until the termination of the Commitments, the termination, expiration or Cash Collateralization (in accordance with Section 3.9(a), without giving effect to subpart (z) thereof) of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 7.1 Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization shall be at all times not greater than 0.35 to 1.0.

Section 7.2 Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall be at all times an amount not less than (i) the sum of (x) $1,273,967,000, plus (y) 50% of Consolidated Net Income for each Fiscal Year (beginning with the Fiscal Year ending December 31, 2014) for which Consolidated Net Income (measured at the end of each such Fiscal Year) is a positive amount plus (z) 75% of the aggregate increases in shareholders’ equity of Platinum Holdings after December 31, 2013, by reason of the issuance or sale of Capital Stock of Platinum Holdings (other than the issuance of Capital Stock by Platinum Holdings or any Subsidiary to their respective directors, officers and employees pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the board of directors of Platinum Holdings or such Subsidiary) or the issuance and sale of Capital Stock of any Subsidiary of Platinum Holdings or other capital contribution to Platinum Holdings minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of Platinum Holdings made during the term of this Agreement so long as and after giving effect thereto, (a) Consolidated Tangible Net Worth is not less than $1,250,000,000, (b) no Default or Event of Default has occurred and is continuing and (c) each such payment or repurchase has been approved by the board of directors of Platinum Holdings.

ARTICLE VIII

NEGATIVE COVENANTS

Until the termination of the Commitments, the termination, expiration or Cash Collateralization (in accordance with Section 3.9(a), without giving effect to subpart (z) thereof) of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 8.1 Fundamental Changes. Except as permitted under Section 8.4, such Credit Party will not, and will not permit or cause any of its Material Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that such Credit Party or Material Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of a Credit Party (and in any event, if a Credit Party is a party to such merger or consolidation, the surviving corporation shall be a Credit Party, it being understood and agreed that in the case of a merger or consolidation between a Subsidiary Credit Party with Platinum Holdings, the survivor corporation of such merger or consolidation shall be Platinum Holdings), and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist.

Section 8.2 Indebtedness.

(a) To the extent such Credit Party is a Guarantor, it will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations and (ii) other Indebtedness which is either incurred in connection with any Lien permitted under Section 8.3 or pari passu in right of payment with, or subordinated in right of payment to, the Obligations, so long as upon the incurrence thereof no Default or Event of Default would occur or exist.

(b) To the extent such Credit Party is a Subsidiary Credit Party (other than Platinum Finance), it will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:

(i) the Obligations;

(ii) Indebtedness existing on the Restatement Effective Date and described in Schedule 8.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii) Indebtedness of Subsidiaries of Platinum Holdings owing to Platinum Holdings or to other Subsidiaries of Platinum Holdings;

(iv) Indebtedness consisting of current liabilities not for borrowed money incurred in the ordinary course of business;

(v) Indebtedness which is incurred in connection with any Lien permitted under Section 8.3; and

(vi) Unsecured Indebtedness other than any of the foregoing in an aggregate Dollar Amount outstanding at any time not to exceed $25,000,000; provided that (x) such Indebtedness does not contain any measures of financial performance (however expressed and whether stated as a covenant, as a ratio, as a fixed threshold, as an event of default, as a mandatory prepayment provision, or otherwise) that, taken as a whole, are materially more restrictive on the Subsidiary Credit Parties than those measures of financial performance contained in this Agreement and (y) upon the incurrence thereof no Default or Event of Default would occur or exist.

Section 8.3 Liens. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than the following:

(i) Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement, the Security Documents or letter agreements between a Fronting Bank, a Non-NAIC Lender and the Account Parties related to the Issuance of Syndicated Letters of Credit hereunder;

(ii) Permitted Liens;

(iii) Except as otherwise provided in clauses (i), (ii), (iv), (v) and (vi) of this Section 8.3, Liens in existence on the Restatement Effective Date and set forth on Schedule 8.3 and extensions, renewals and replacements thereof so long as (A) the outstanding principal amount of the Indebtedness secured by any such Lien is not increased and (B) such Liens do not extend to any asset or property other than the assets and properties securing such Indebtedness immediately prior to the time it was extended, renewed or replaced;

(iv) Liens on Invested Assets of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust arrangements, withheld balances or any other collateral or security arrangements entered into in the ordinary course of business;

(v) Purchase money Liens upon real or personal property used by Platinum Holdings or any of its Subsidiaries in the ordinary course of its business, securing Indebtedness not to exceed $100,000,000 in principal Dollar Amount and incurred solely to pay all or a portion of the purchase price thereof (including in connection with Capital Leases, and including mortgages or deeds of trust upon real property and improvements thereon); provided that any such Lien (i) shall attach to such property concurrently with or within 90 days after the acquisition thereof by Platinum Holdings or such Subsidiary, (ii) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to Platinum Holdings or such Subsidiary and (iii) shall not encumber any other property of Platinum Holdings or any of its Subsidiaries;

(vi) Liens securing any Indebtedness permitted under Section 8.2(b)(iii); and

(vii) Liens not otherwise permitted by this Section 8.3 on obligations incurred by Platinum Holdings securing Indebtedness in an aggregate principal Dollar Amount not at any time exceeding 10% of Consolidated Tangible Net Worth.

Section 8.4 Disposition of Assets. Such Credit Party will not, and will not permit or cause any of its Material Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including any Capital Stock of any Material Subsidiary), or enter into any arrangement with any Person providing for the lease by such Credit Party or Material Subsidiary as lessee of any asset that has been sold or transferred by such Credit Party or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

(i) sales of assets in the ordinary course of business for fair market value as determined by such Credit Party or Material Subsidiary in its reasonable judgment;

(ii) the sale, lease or other disposition of assets by a Material Subsidiary of a Credit Party to such Credit Party or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority; provided that (x) immediately after giving effect thereto, no Default or Event of Default would occur or exist, (y) unless permitted by Section 8.4(iii), in no event shall Platinum Holdings contribute, sell or otherwise transfer, or permit any Insurance Subsidiary to issue or sell, any of the Capital Stock of such Insurance Subsidiary to any Person other than a Credit Party, and (z) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions in respect of its Capital Stock; and

(iii) the sale or disposition of assets outside the ordinary course of business; provided that such sales or dispositions shall not individually, or in the aggregate, exceed 20% of Consolidated Tangible Net Worth in any Fiscal Year; provided further that immediately after giving effect thereto, no Default or Event of Default would occur or exist.

Section 8.5 Investments. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, make any Investments, except:

(i) Investments held by such Credit Party or such Subsidiary in accordance with the Investment Policy;

(ii) advances to officers, directors and employees of Platinum Holdings and its Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes;

(iii) Investments in Platinum Holdings or any Wholly Owned Subsidiary of Platinum Holdings;

(iv) Investments consisting of securities received in settlement of claims, the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by such Credit Party and its Subsidiaries in the ordinary course of business;

(v) Investments in reverse repurchase agreements and securities lending transactions;

(vi) Investments in connection with Reinsurance Agreements or other insurance products in the ordinary course of business;

(vii) Investments other than the foregoing; provided that the sum of (i) the aggregate amount of such Investments plus (ii) the Acquisition Amount of the Investments permitted under Section 8.5(viii) does not exceed 10% of Consolidated Tangible Net Worth; and

(viii) Investments consisting of Acquisitions made by Platinum Holdings (directly, or indirectly through one or more Subsidiaries); provided that (w) immediately prior and after giving effect to each such Acquisition, no Default or Event of Default shall have occurred and be continuing and Platinum Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; (x) at the time of each such Acquisition and after giving effect thereto, Platinum Holdings may not enter into such Acquisition if the aggregate Acquisition Amount to be paid by Platinum Holdings and its Subsidiaries in connection therewith, when added to the aggregate Acquisition Amount paid by Platinum Holdings and its Subsidiaries in connection with each other Acquisition permitted by this Section 8.5(viii) and the Investments permitted by Section 8.5(vii) consummated prior thereto but after the Restatement Effective Date, shall exceed 10% of Consolidated Tangible Net Worth; (y) in the case of an Acquisition of a Person, such Acquisition has been approved by the board of directors of such Person prior to the commencement of any tender offer, proxy contest or the like in respect thereof; and (z) any Person or assets acquired pursuant hereto shall be in the insurance or reinsurance business.

Section 8.6 Transactions with Affiliates. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of such Credit Party or such Subsidiary other than:

(i) transactions between or among any of the Credit Parties and their Wholly Owned Subsidiaries, between or among any of such Wholly Owned Subsidiaries, or between or among any of the Credit Parties; and

(ii) transactions with Affiliates in good faith in the ordinary course of such Credit Party’s business consistent with past practice and on terms no less favorable to such Credit Party or any Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate.

Section 8.7 Restricted Payments. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (other than the grant of stock options to any director, officer or employee of such Credit Party pursuant to a written plan or agreement), or set aside funds for any of the foregoing, except that (i) any Subsidiary may declare and pay dividends on or make distributions to a Credit Party or to a Wholly Owned Subsidiary or set aside funds for the foregoing, (ii) Platinum Holdings may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Capital Stock or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions and (iii) notwithstanding the immediately preceding clause (ii), the Borrower and its Subsidiaries may declare and pay dividends or interest payments, as the case may be, in respect of any Hybrid Equity Securities and Preferred Securities so long as, at the time of and after giving effect to the declaration and payment of any such dividend or interest payment, no Default or Event of Default under Section 9.1(a), clause (i) of Section 9.1(e), Section 9.1(f) or Section 9.1(g) has occurred and is continuing.

Section 8.8 Lines of Business. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, engage to any material extent in any business other than the reinsurance or insurance business and other businesses engaged in by the Credit Parties and their respective Subsidiaries on the date hereof or a business reasonably related thereto or to the insurance industry.

Section 8.9 Fiscal Year. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its Fiscal Year to a date other than December 31 unless (i) Platinum Holdings shall have given the Administrative Agent written notice of its intention to change such ending date at least 60 days prior to the effective date thereof and (ii) prior to such effective date, this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Administrative Agent, to reflect the new Fiscal Year ending date.

Section 8.10 Ratings. Such Credit Party will (if such Credit Party is an Insurance Subsidiary), and will cause each of its Subsidiaries that are Insurance Subsidiaries to, maintain a Financial Strength Rating at all times and will not permit or cause the Financial Strength Rating of such Credit Party (if such Credit Party is an Insurance Subsidiary) or of any Subsidiary that is an Insurance Subsidiary to be lower than “B++” at any time.

Section 8.11 Accounting Changes. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable, or other applicable law.

Section 8.12 Limitation on Certain Restrictions. Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of such Credit Party to perform and comply with its obligations under the Credit Documents or (ii) the ability of any Subsidiary of such Credit Party to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to such Credit Party or any other Subsidiary, to make loans or advances to such Credit Party or any other Subsidiary, or to transfer any of its assets or properties to such Credit Party or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (a) the Credit Documents, and (b) applicable Requirements of Law.

Section 8.13 Private Act. No Credit Party will become subject to a Private Act which, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Any Credit Party shall fail to pay (i) any principal of any Loan of such Credit Party or any Reimbursement Obligation of such Credit Party when due or (ii) any interest on any Loan of such Credit Party, any fee or any other Obligation of such Credit Party under this Agreement or under the other Credit Documents within five Business Days after such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any Credit Party shall fail to, or fail to cause its Subsidiaries that are subject thereto to, observe, perform or comply with any condition, covenant or agreement applicable to it contained in any of Sections 2.13, 6.3(d)(i), 6.4(i) or 6.11, or Article VII or VIII; or

(c) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any other Credit Document to which it is a party other than those enumerated in Sections 9.1(a) and 9.1(b), and such failure shall continue unremedied for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of such Credit Party acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Credit Party; or

(d) Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made or deemed made; or

(e) Platinum Holdings or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal Dollar Amount of $25,000,000 or more or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of $25,000,000 or more or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(f) Platinum Holdings or any of its Material Subsidiaries, shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or

(g) Any involuntary petition or case shall be filed or commenced against Platinum Holdings or any of its Material Subsidiaries, seeking liquidation, winding up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other Debtor Relief Law, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

(h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) of $25,000,000 or more shall be entered or filed against any Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder; or

(i) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events and conditions that have occurred or are then existing, creates a reasonable likelihood that Platinum Holdings or any ERISA Affiliate would incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) of $25,000,000 or more; or

(j) Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Insurance Subsidiary; or

(k) At any time, any Subsidiary Credit Party shall cease to be a Wholly Owned Subsidiary of Platinum Holdings other than as otherwise permitted in this Agreement; or

(l) Any Security Document to which any Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens in favor of the Custodian, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or any Credit Party shall assert any of the foregoing; or the obligations of any Guarantor under Article XII shall for any reason terminate or cease, in whole or in material part, to be a legally valid and binding obligation of each Guarantor or any Guarantor or any Person acting for or on behalf of any of such parties shall contest such validity or binding nature of such guarantee, or any other Person shall assert any of the foregoing, or

(m) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of Platinum Holdings representing 30% or more of the Total Voting Power of the then outstanding securities of Platinum Holdings ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of Platinum Holdings shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the Restatement Effective Date or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of Platinum Holdings as of the date hereof (or their replacements approved as herein required).

Section 9.2 Remedies; Termination of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Commitments and the Issuing Banks’ obligation to Issue Letters of Credit to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments and the Issuing Banks’ obligation to Issue Letters of Credit shall automatically be terminated;

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers (provided that, upon the occurrence of a Bankruptcy Event or an Event of Default pursuant to Section 9.1(j), all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers);

(c) Direct each Account Party to deposit (and each such Account Party hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent or automatically and without notice upon the occurrence of a Bankruptcy Event or an Event of Default pursuant to Section 9.1(j), to deposit) with the Administrative Agent from time to time such additional amount of Cash Collateral as is equal to 103% of the aggregate Stated Amount of all of such Account Party’s Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) less the aggregate portion of such Account Party’s Borrowing Base consisting of cash at such time, such additional amount to be held by the Administrative Agent in such Account Party’s Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.9;

(d) Enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein;

(e) Terminate any Letter of Credit or give a notice of nonrenewal in respect thereof if permitted in accordance with its terms; and

(f) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law or in equity.

Section 9.3 Remedies; Setoff. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Fronting Bank and each of their respective Affiliates may, and each is hereby authorized at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties, to offset and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender, such Fronting Bank or any such Affiliate to or for the credit or the account of any Credit Party against any or all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Documents to such Lender or such Fronting Bank, whether or not such Obligations may be contingent or unmatured. Each Lender and each Fronting Bank agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authority. Each of the Lenders (for purposes of this Article X, references to the Lenders shall also mean the Fronting Banks) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any right as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express, except as provided in Section 3.1(e)) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.5) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Platinum Holdings or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Platinum Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Platinum Holdings, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Platinum Holdings and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by Platinum Holdings to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Platinum Holdings and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of Section 11.1 and this Article X shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the book runners, Arrangers, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 10.9 Collateral and Guaranty Matters.

(a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of the Commitments, termination, expiration or Cash Collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.9(b).

Section 10.10 Fronting Banks. The provisions of this Article X (other than Section 10.2) shall apply to the Fronting Banks mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses; Indemnity; Damage Waiver.

(a) Platinum Holdings shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Fronting Banks in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Fronting Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 11.1, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable and documented costs and expenses (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower that violates a sanction enforced by OFAC.

(b) Platinum Holdings shall indemnify the Administrative Agent (and any sub-agent thereof), each Fronting Bank, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) (collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Administrative Agent or any Fronting Bank, as the case may be, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party to the extent such Losses arise out of or result from a Credit Extension by, or a Commitment of, an Indemnitee under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that Platinum Holdings for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or 11.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Fronting Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Fronting Bank or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Fronting Bank in connection with such capacity. The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.3(d).

(d) To the fullest extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through SyndTrak or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section 11.1 shall be payable by the applicable Credit Party upon demand therefor.

Section 11.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH

LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

(b) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.2(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4 Notices; Effectiveness; Electronic Communication.

(a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Credit Party, the Administrative Agent, or any Fronting Bank, to it at the address (or facsimile number) specified for such Person on Schedule 1.1(a); and

(ii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.4(b) shall be effective as provided therein.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication, including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”), pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or each Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) (provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient) and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of any notices or communications through the Platform other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

Section 11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) increase the Commitment of any Lender without the written consent of such Lender;

(b) reduce the principal amount of any Loan or the amount of any Reimbursement Obligation of any Account Party in respect of any L/C Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;

(c) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen provision”), without the written consent of each Lender directly affected thereby;

(d) change or waive any provision of Section 2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders in a manner that would alter the pro rata sharing of payments required thereby without the consent of each Lender;

(e) change or waive any provision of this Section 11.5 without the consent of each Lender;

(f) release any of the Guarantors from any of their guarantee obligations under Article XII without the written consent of each Lender;

(g) change the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent;

(h) except as expressly provided in the Credit Documents, release any Collateral from the Liens under all of the Security Documents to the extent that, immediately after giving effect thereto, the aggregate Loans and L/C Obligations attributable to any Credit Party would exceed the Borrowing Base of such Credit Party, without the consent of each Lender;

(i) modify the definitions in Section 1.1 of “Borrowing Base,” “Eligible Collateral” or “Eligible Percentage” or Schedule 1.1(b) without the consent of each Lender; and

(j) unless agreed to by the Fronting Banks or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Fronting Banks or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) if the Administrative Agent and Platinum Holdings shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the applicable Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

Section 11.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, and, if demanded by Platinum Holdings pursuant to Section 2.18, shall, at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Extensions (including for purposes of this Section 11.6(b), participations in Participated Letters of Credit) at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Platinum Holdings otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Extensions and/or its Commitment so assigned;

(iii) any such assignment must be approved by the Administrative Agent and the Fronting Banks and (so long as no Default or Event of Default has occurred and is continuing) Platinum Holdings, each such consent not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15(a), 2.15(b), 2.16, 2.17 and 11.1 (and subject to the obligations thereof) with respect to facts and circumstances occurring prior to the effective date of such assignment; PROVIDED, HOWEVER, THAT NO LENDER MAY ASSIGN ANY OBLIGATION UNDER A SYNDICATED LETTER OF CREDIT UNLESS SUCH SYNDICATED LETTER OF CREDIT IS EITHER AMENDED OR RETURNED BY THE BENEFICIARY AND REISSUED BY THE ADMINISTRATIVE AGENT, REMOVING OR AMENDING, AS THE CASE MAY BE, THE ASSIGNING LENDER’S PERCENTAGE OBLIGATIONS AND REPLACING OR AMENDING THE SAME WITH A PERCENTAGE OBLIGATIONS OF THE ELIGIBLE ASSIGNEE. If requested by or on behalf of the Eligible Assignee, each Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Eligible Assignee and (to the extent of any retained interests) the assigning Lender. Any Lender who has requested a Note will return cancelled Notes to the applicable Borrower. At the time of each assignment pursuant to this Section 11.6 to a Lender not already a Lender hereunder, such Lender shall provide to the applicable Borrowers and the Administrative Agent such documentation required pursuant to Section 2.16(g) hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(e).

(c) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Platinum Holdings and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, Syndicated Letters of Credit and participations in Participated Letters of Credit in accordance with its Credit Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.6(c), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Credit Parties and the Fronting Banks, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, Platinum Holdings or the Administrative Agent, sell participations to any Person (other than a natural person or a Credit Party or any Affiliates or Subsidiaries of a Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Credit Extensions (including such Lender’s participations in Participated Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.5(a) through 11.5(d) that affects such Participant. Subject to Section 11.6(f), the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 2.15(a), 2.15(b), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). In the event that a Lender sells participations as described above, such Lender, as non-fiduciary agent on behalf of the Credit Parties, shall maintain (or cause to be maintained) a register on which it enters the names of all Participants and the principal amount (and related interest amount) of each Participant’s interest (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Participant Register shall be available for inspection by each of the Credit Parties and the Fronting Banks, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility to determine the compliance of any Lender with the requirements of this Section 11.6(e) (it being understood that each Lender shall be responsible for ensuring its own compliance with the requirements of this Section 11.6(e)).

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15(a), 2.15(b) or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Platinum Holdings. A Participant shall not be entitled to the benefits of Section 2.16 unless Platinum Holdings is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.16(g) as though it were a Lender, and Section 2.16(g) shall be read accordingly.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(i) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to Platinum Holdings and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.

(j) Notwithstanding anything to the contrary contained herein, if any Fronting Bank assigns all of its Commitments and Credit Extensions in accordance with this Section 11.6, such Fronting Bank may, and shall upon written notice received from Platinum Holdings, resign as a Fronting Bank upon written notice to Platinum Holdings and the Lenders or the receipt of such written notice from Platinum Holdings. Upon any such written request or notice of resignation, Platinum Holdings shall have the right to appoint from among the Lenders a successor Fronting Bank; provided that no failure by Platinum Holdings to make such appointment shall affect the resignation of such Fronting Bank. Such Fronting Bank shall retain all of the rights and obligations of a Fronting Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Account Parties and the Lenders with respect thereto (including the right to require the Lenders to fund participation interests pursuant to Article III).

Section 11.7 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 11.8 Survival. All representations, warranties and agreements made by or on behalf of any Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the Issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of Taxes, costs and expenses, including the provisions of Sections 2.15(a), 2.15(b), 2.16, 2.17 and 11.1, shall survive the payment in full of all Credit Extensions, the termination of the Commitments and all Letters of Credit, any termination of this Agreement or any of the other Credit Documents, the resignation or replacement of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.

Section 11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 11.9, if and to the extent that the enforceability of any provisions in this Agreement relating to the Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Hedge Agreement between the Borrower and any Hedge Party is an independent agreement governed by the written provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein.

Section 11.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations or (iii) to any credit insurance provider relating to any Credit Party and its obligations, (g) with the consent of Platinum Holdings or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.11 or (y) becomes available to the Administrative Agent, any Lender, any Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Platinum Holdings or any of its Subsidiaries or Affiliates or any other party hereto.

For purposes of this Section 11.11, “Information” means all information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Fronting Bank on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.12 Judgment Currency. If, for the purposes of obtaining judgment in any court or in respect of any tender made by any Credit Party, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the applicable Credit Party agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).

Section 11.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Disclosure of Information. Platinum Holdings agrees and consents to the Administrative Agent’s and the Arrangers’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

Section 11.15 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

Section 11.16 Effectiveness of the Amendment and Restatement; Existing Credit Agreement. This Agreement shall become effective on the Restatement Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Until this Agreement becomes effective, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. On the Restatement Effective Date, (i) all obligations of each Credit Party under the Existing Credit Agreement shall become obligations of such Credit Party hereunder, secured by the Liens granted under the Security Documents, (ii) the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof, (iii) each of the Lenders shall have the interest shown opposite its name on Schedule 1.1(a) to this Agreement; and (iv) and each Existing Lender shall, upon receipt of all amounts due and payable to it under the Existing Credit Agreement on the Restatement Effective Date, be released from its obligations under the Existing Credit Agreement and hereby waives the requirement of any notice to delivered under Section 2.5(b) of the Existing Credit Agreement. Except as otherwise expressly stated hereunder, the term of this Agreement is for all purposes deemed to have commenced on the Restatement Effective Date.

ARTICLE XII

THE GUARANTY

Section 12.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the proceeds of the Loans and the issuance of the Letters of Credit, the Guarantors hereby, jointly and severally, unconditionally, absolutely and irrevocably guarantee, as primary obligors and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each of the other Credit Parties under the Credit Documents including the principal of and interest on the Loans and Reimbursement Obligations owing by such other Credit Parties pursuant to this Agreement. This Guaranty is a guaranty of payment and not of collection. Upon failure by any Credit Party to pay punctually any such amount, the Guarantors agree to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

Section 12.2 Guaranty Unconditional. The obligations of the Guarantors under this Article XII shall, to the maximum extent permitted by applicable law, be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall, to the maximum extent permitted by applicable law, not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any of the Credit Documents;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents;

(iv) any change in the corporate existence, structure or ownership of any obligor, or any proceeding under any Debtor Relief Law affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents;

(v) the existence of any claim, setoff or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Fronting Bank, any Lender or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents;

(vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Lenders’ rights with respect thereto; or

(viii) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Fronting Bank, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this Section 12.2(viii), constitute a legal or equitable discharge of or defense to the Guarantors’ obligations under this Article XII.

Section 12.3 Discharge of Guarantors’ Obligations; Reinstatement in Certain Circumstances. The Guarantors’ obligations under this Article XII shall remain in full force and effect until the commitments of the Lenders hereunder shall have terminated, no Letters of Credit shall be outstanding (or all Letters of Credit are Cash Collateralized in accordance with Section 3.9(a), without giving effect to subpart (z) thereof, and the Administrative Agent shall be satisfied that all periods during which such Cash Collateral (or any portion thereof) could be avoided, voided or otherwise invalidated under all Debtor Relief Laws applicable thereto have expired without the presentment or filing of any petition, the entry or issuance of any show-cause order or any other initiation of any proceeding or case, in each case under such Debtor Relief Laws) and all Obligations payable by the other Credit Parties under the Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any Obligation payable by a Credit Party under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Guarantors’ obligations under this Article XII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 12.4 Waiver by the Guarantors. The Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Guarantors warrant and agree that each waiver set forth in this Section 12.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

Section 12.5 Subrogation. The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against any other Credit Party, or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Credit Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Credit Party or any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Letters of Credit shall be outstanding and the commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Final Expiry Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantors shall make payment to any Lender of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Final Expiry Date shall have occurred, the Lenders will, at the Guarantors’ request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantors of an interest in the obligations resulting from such payment made by the Guarantors pursuant to this Guaranty.

Section 12.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this Article XII forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.7 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the Final Expiry Date, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors and permitted transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.6(b).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:	/s/ Allan C. Decleir
Name:	Allan C. Decleir
Title:	Executive Vice President and Chief Financial Officer

PLATINUM UNDERWRITERS BERMUDA, LTD.

By:	/s/ Robert S. Porter
Name:	Robert S. Porter
Title:	Chief Executive Officer

PLATINUM UNDERWRITERS REINSURANCE, INC.

By:	/s/ H. Elizabeth Mitchell
Name:	H. Elizabeth Mitchell
Title:	President and Chief Executive Officer

PLATINUM UNDERWRITERS FINANCE, INC.

By:	/s/ Allan C. Decleir
Name:	Allan C. Decleir
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Fronting Bank and as a Lender

By:	/s/ Karen Hanke

Name:	Karen Hanke

Title:	Managing Director

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Inna Kotsubey

Name:	Inna Kotsubey

Title:	Vice President

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ING BANK N.V., as Documentation Agent and as a Lender

By:	/s/ G. Walker

Name:	G. Walker

Title:	CEO, U.K., Ireland & Middle East

By:	/s/ A. Marsh

Name:	A. Marsh

Title:	Authorised Signatory

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

NATIONAL AUSTRALIA BANK LIMITED, as Documentation Agent and as a Lender

By:	/s/ Bill Seabrook

Name:	Bill Seabrook

Title:	Director, FIG Insurance US

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Kimberly R. Costa

Name:	Kimberly R. Costa

Title:	Vice President

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT